Exhibit 10.2

Execution Version

REAL PROPERTY ASSET PURCHASE AGREEMENT

BY AND AMONG

IASIS HEALTHCARE CORPORATION,

as “IASIS”

AND

THE ENTITIES LISTED ON SCHEDULE 1 ATTACHED HERETO,

collectively as the “Sellers”

AND

THE ENTITIES LISTED ON SCHEDULE 1 ATTACHED HERETO,

collectively as the “MPT Parties”

Dated as of May 18, 2017

-i-

5.	ADDITIONAL AGREEMENTS		19

	5.1.	Access to Information	19
	5.2.	Third Party Consents; Regulatory Approvals; Solvency Opinion	20
	5.3.	Confidentiality	21
	5.4.	Exclusivity	21
	5.5.	Further Assurances	22
	5.6.	Reasonable Best Efforts/Cooperation	22
	5.7.	Public Statements	23
	5.8.	Debt Financing Cooperation	23
	5.9.	Master Agreement	28
	5.10.	St. Joe’s Medical Center	29
	5.11.	Post-Signing Matters	29

6.	CONDITIONS TO OBLIGATION TO CLOSE; DELIVERABLES; CLOSING MATTERS		29

	6.1.	Conditions to the Obligations of Each Party to Effect the Transactions	29
	6.2.	Additional Conditions to Obligations of the MPT Parties	30
	6.3.	Additional Conditions to Obligations of the IASIS Parties	31
	6.4.	Transfer Taxes; Diligence Expenses	31
	6.5.	Waiver of Conditions	31
	6.6.	Frustration of Closing Conditions	31

7.	TERMINATION		32

	7.1.	Termination	32
	7.2.	Effect of Termination	33

8.	INTENTIONALLY OMITTED		36

9.	REPRESENTATIVES OF PARTIES		36

	9.1.	IASIS Parties	36
	9.2.	MPT Parties	36

10.	GENERAL PROVISIONS		37

	10.1.	Notices	37
	10.2.	Disclosure Schedules	38
	10.3.	Assignment	38
	10.4.	Severability	39
	10.5.	Interpretation	39
	10.6.	Fees and Expenses	39
	10.7.	Governing Law; Jurisdiction and Venue; Waiver of Jury Trial	39
	10.8.	Specific Performance and Remedies	40
	10.9.	Disclaimer	42
	10.10.	Due Diligence Review	43
	10.11.	Entire Agreement; Modification; Waiver	43
	10.12.	Joint Drafting	44

-ii-

10.13.	Counterparts	44
10.14.	Binding Effect; Limited Third Party Beneficiaries	44
10.15.	Exhibits within Exhibits	44
10.16.	No Recourse	44
10.17.	Necessary Actions	45

-iii-

REAL PROPERTY ASSET PURCHASE AGREEMENT

THIS REAL PROPERTY ASSET PURCHASE AGREEMENT (“Agreement”) made and entered into as of May 18, 2017 (the “Effective Date”), by and among IASIS HEALTHCARE CORPORATION, a Delaware corporation (“IASIS”), the entities listed on Schedule 1 hereto under the heading “Sellers” (individually and collectively as the context may require, the “Sellers”) (together with IASIS, individually and collectively as the context may require, the “IASIS Parties”), and the entities listed on Schedule 1 hereto under the heading “Buyers” (individually and collectively as the context may require, the “Buyers” or the “MPT Parties”). IASIS, the Sellers, and the MPT Parties are herein sometimes collectively referred to as the “Parties.” An index of defined terms used in this Agreement is attached as Annex A hereto.

RECITALS

WHEREAS, the Sellers collectively own certain separate tracts of land, all being more particularly described on EXHIBIT A attached hereto, including all of the Sellers’ right, title and interest in and to all hereditaments, easements, rights of way and other appurtenances related thereto (the “Owned Land”), and all of Sellers’ right, title and interest in and to all Improvements located thereon (the Owned Land and such Improvements located thereon are sometimes collectively referred to herein as the “Owned Real Property”);

WHEREAS, the Sellers operate a portfolio of community-based healthcare facilities located on the Owned Real Property (each such facility shall be individually referred to as a “Facility” and collectively, the “Facilities”);

WHEREAS, subject to satisfaction of the terms and conditions set forth herein, each Seller hereby agrees to sell to the applicable Buyer and each Buyer hereby agrees to purchase from the applicable Seller, the applicable Owned Real Property and all of the Acquired Assets (as defined below) owned by such Seller, as set forth on Schedule 2 (collectively, the “Sales”);

WHEREAS, (i) Mountain Vista Medical Center, LP, (ii) IASIS Glenwood Regional Medical Center, LP, (iii) The Medical Center of Southeast Texas, LP and (iv) Jordan Valley Medical Center, LP (collectively, the “Current IASIS Lessees”) collectively lease certain separate tracts of land, all being more particularly described on EXHIBITS B-1 et. seq. attached hereto, including all hereditaments, easements, rights of way and other appurtenances related thereto (the “MPT Leased Land” and, together with the Owned Land, collectively, the “Land”), and all Improvements located thereon (the MPT Leased Land and such Improvements located thereon are sometimes collectively referred to herein as the “MPT Real Property” and, together with the Owned Real Property, the “Real Property”) from certain of the MPT Parties, namely, MPT of Mesa, LLC, MPT of West Monroe, LLC, MPT of Port Arthur, LLC and MPT of West Valley City, LLC, each a Delaware limited liability company (collectively, the “Current MPT Lessors”), pursuant to the terms and conditions of the existing MPT-IASIS Leases (as hereinafter defined) and, subject to and conditioned upon the Closing occurring under this Agreement, the same shall be terminated by the Current IASIS Lessees and the Current MPT Lessors as hereinafter provided (collectively, the “Lease Terminations”);

WHEREAS, subject to satisfaction of the terms and conditions set forth herein, the consummation of the Sales, the payment of the aggregate Purchase Price, and the Lease Terminations, will occur simultaneously on the Closing Date (collectively, the “Transactions”), followed immediately thereafter (on the same Business Day) by the consummation of the transactions contemplated under that certain Agreement and Plan of Merger, dated contemporaneously herewith, by and among Steward Health Care System LLC, a Delaware limited liability company (“Steward”), Ignite Merger Sub, Inc., a Delaware corporation (“Merger Sub”), IASIS and Shareholder Representative Services, LLC, a Colorado limited liability company (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”); and

WHEREAS, MPT Operating Partnership, L.P., (“MPT”) an affiliate of the MPT Parties, has executed and delivered to the IASIS Parties that certain Limited Funding Guaranty, dated contemporaneously herewith, guaranteeing the MPT Parties’ payment of the Purchase Price (as herein defined) and certain other obligations of MPT and the MPT Parties as set forth therein (as the same may be amended, modified or supplemented from time to time, the “Limited Guaranty”).

AGREEMENT

NOW, THEREFORE, in consideration of the respective agreements and commitments set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, it is hereby agreed by and among the Parties as follows:

1.    BASIC TRANSACTION.

1.1.    Sale and Purchase of Assets. On and subject to satisfaction of the terms and conditions of this Agreement: (i) each Seller hereby agrees to sell, assign, convey, transfer and deliver to the applicable Buyer and each such Buyer hereby agrees to purchase and otherwise acquire from such Seller, all of such Seller’s right, title and interest in and to the Owned Real Property and Acquired Assets (each free and clear of all Encumbrances other than Permitted Encumbrances) owned by such Seller for the amounts set forth on Schedule 2 (and, with respect to the Purchase Price allocations for the Unallocated Parcels set forth on Schedule 2, as such schedule is updated in accordance with Section 1.7(c)) and (ii) each applicable Current IASIS Lessee and each applicable Current MPT Lessor agrees, to terminate the existing MPT-IASIS Leases pursuant to the terms and conditions hereinafter set forth. Except as otherwise expressly provided to the contrary herein, the obligations and liabilities of the IASIS Parties under this Agreement shall be joint and several and the MPT Parties’ obligations and liabilities under this Agreement shall be joint and several.

The term “Acquired Assets” shall mean, with respect to each Seller, individually and as applicable, all of such Seller’s right, title and interest in and to the following:

(a)    To the extent permitted by applicable law and legally assignable, all intangible property relating exclusively to the Owned Real Property, including, but not limited to, zoning rights, Licenses (other than those Licenses relating to the operation of the Facilities, including, without limitation, the Healthcare Licenses, which are specifically excluded) and Warranties and indemnifications or similar rights affecting or inuring to the benefit of the Owned Real Property or the owner thereof; and

(b)    To the extent owned and in the possession or control of any of the IASIS Parties and to the extent assignable, all site plans, surveys, architectural drawings, plans and specifications, building condition inspection reports, engineering and environmental plans and studies, title reports, floor plans and landscape plans relating to the Owned Real Property (collectively the “Property Documents”).

1.2.    Excluded Assets. Notwithstanding anything to the contrary contained herein, including Section 1.1 above, each of the IASIS Parties, as applicable, shall retain all of its right, title and interest in and to and shall have no obligation to (and shall not be deemed to) sell, assign, convey, transfer, mortgage, pledge, hypothecate or otherwise deliver to Buyers any or all of its assets and properties other than the Owned Real Property and the Acquired Assets (collectively, the “Excluded Assets”).

1.3.    Purchase Price. The aggregate purchase price to be paid by the Buyers to the Sellers for the Sellers’ Owned Real Property and Acquired Assets (the “Purchase Price”) shall be the amount of Seven Hundred Million Dollars ($700,000,000). The aggregate Purchase Price shall be allocated among and paid to each of the Sellers in accordance with the Individual Purchase Prices set forth on Schedule 2 (and, with respect to the Purchase Price allocations for the Unallocated Parcels set forth on Schedule 2, as such schedule is updated in accordance with Section 1.7(c)). The Purchase Price shall not be subject to any adjustments or prorations, including, without limitation, for Taxes or payments in respect of utilities systems or services. The full amount of the Purchase Price will be used by the IASIS Parties or their Affiliates to make or repay certain intercompany loans, to make certain distributions to equityholders, including minority owners of Sellers, to the extent permitted by Law (the “Upstream Transactions”) and to repay existing Indebtedness of the IASIS Parties in connection with the consummation of this Agreement and the Merger Agreement.

1.4.    Payment of Purchase Price.

(a)    Purchase Price. The aggregate Purchase Price for the Sellers’ Owned Real Property and Acquired Assets relating to each Facility shall be paid at the Closing in cash by wire transfer or delivery of other immediately available U.S. funds payable to the order of the applicable Seller, or as otherwise directed in writing by IASIS.

(b)    Disbursements. The Parties acknowledge that the delivery and disbursement of the foregoing proceeds shall be through the Title Company as described in Section 1.6(a).

1.5.    Liabilities of Sellers. Notwithstanding any other provision in this Agreement to the contrary, none of the MPT Parties shall assume or agree to pay, satisfy, discharge or perform, or shall be deemed by virtue of the execution and delivery of this Agreement, the other Transaction Documents, or any other document (including Transaction Documents) delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the Transactions contemplated by this Agreement, the other Transaction Documents or such other document, to have assumed, or to have agreed to pay, satisfy, discharge or perform, or shall be liable for, any liability, obligation, contract, or Indebtedness of any of the IASIS Parties or any other Person, whether primary or secondary, direct or indirect, relating to the ownership, use or operation of any of the Owned Real Property, the Acquired Assets, or the Facilities prior to the Closing, any liability or obligation arising out of or related to any breach, default, tort or similar act committed by any of the IASIS Parties or any of their Affiliates relating to the ownership, use or operation of the Owned Real Property, the Acquired Assets, or the Facilities prior to the Closing, or for any failure of the IASIS Parties or any of their Affiliates to perform any covenant or obligation for or during any period prior to the Closing, and any liability arising out of the ownership, use or operation of the Owned Real Property, the Acquired Assets, and the Facilities by the IASIS Parties or any other Person prior to the Closing (collectively, the “Excluded Liabilities”). The terms of this Section 1.5 shall survive the Closing.

1.6.    Closing; Deliverables. Subject to Section 6, the Parties hereby agree that the closing of the transactions contemplated hereby shall be consummated as follows:

(a)    Closing. The closing of the Transactions hereunder (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent set forth in Article VI of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions at Closing, or on such other date or at such other time or place as the Parties hereto may mutually agree (the “Closing Date”); provided, however, that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions at the Closing), the Closing shall occur on the date following such satisfaction or waiver of such conditions (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions at the Closing) that is the earlier to occur of (a) a Business Day during the Marketing Period to be specified by Buyers on no less than three (3) Business Days prior written notice to the IASIS Parties, (b) the first (1st) Business Day following the final day of the Marketing Period and (c) the second (2nd) Business Day prior to the Termination Date. The Closing shall be handled through deliveries into escrow with the Title Company, as escrow agent, pursuant to a customary and reasonable escrow agreement among the IASIS Parties, the MPT Parties and Title Company in accordance with the terms of this Agreement, or in such other manner and at such other place as agreed to by the Parties hereto.

(b)    Seller Closing Deliverables. At Closing, the Sellers and the other applicable IASIS Parties shall deliver possession of the applicable Owned Real Property and Acquired Assets, and shall deliver or cause to be delivered:

(i)    Officer’s Certificates. Certificates in commercially reasonable and customary form from each of the Sellers, in each case executed and delivered by a duly authorized officer (or Persons exercising similar authority) of such Seller, certifying with respect to the Sellers, as applicable, as to (A) such Seller’s articles or certificate of incorporation, bylaws, operating agreements, limited liability company agreements or partnership agreements, as applicable, each as in effect as of the Closing Date and (B) a copy of the resolutions or written consent duly adopted by the applicable Seller’s general partner, board of directors (or Persons exercising similar authority) authorizing the consummation of the Transactions applicable to such Seller, including, to the extent permitted by Law, the Upstream Transactions applicable to such Seller.

(ii)    Certificates of Existence and Good Standing. Certificates of existence and good standing of the Sellers dated within twenty (20) days prior to the Closing Date from, as applicable, the State of its incorporation or formation and, to the extent in which the character of its properties or in which the transaction of its business makes such qualification necessary in any other State or Commonwealth, from such State or Commonwealth.

(iii)    Third-Party Consents. The IASIS Parties shall have delivered to the MPT Parties a written consent to the collateral assignment of lease in commercially customary and reasonable form from the third party landlord to the lease set forth on Schedule 1.6(b)(iii).

(iv)    Closing Transaction Documents. The Transaction Documents listed and described on the attached EXHIBIT C.

(v)    Payoff Letters. Copies of all debt payoff letters, in commercially reasonable form, in respect of the Credit Facilities and any Indebtedness of the IASIS Parties to be paid either at Closing pursuant to Section 4.2 or upon the closing under the Merger Agreement, including, without limitation, any principal, interest, fees or penalties outstanding or accrued thereunder, in each case, as of the Closing Date (the “Debt Payoff Amount”).

(vi)    Closing Statement. A Closing Statement regarding the Transactions contemplated herein, in form and substance reasonably satisfactory to the Parties (the “Closing Statement”).

(c)    Buyer Closing Deliverables. The MPT Parties and their Affiliates shall deliver the aggregate Purchase Price for the applicable Owned Real Property and Acquired Assets as provided in this Agreement, and shall deliver or cause to be delivered:

(i)    Officer’s Certificate. A certificate, executed and delivered by a duly authorized officer of each of the MPT Parties (or their parent entities), dated as of the Closing Date, stating therein that the conditions set forth in Sections 6.2(a), (b), and (c) have been satisfied and which shall include a copy of the resolutions of the MPT Parties’ members, authorizing the consummation of the Transactions.

(ii)    Certificates of Existence and Good Standing. Certificates of existence and good standing of the MPT Parties dated within twenty (20) days prior to the Closing Date from, as applicable, the State of its incorporation or formation and, to the extent in which the character of its properties or in which the transaction of its business makes such qualification necessary in any other State or Commonwealth, from such State or Commonwealth.

(iii)    Closing Transaction Documents. The Lease Terminations listed and described on the attached EXHIBIT C.

(iv)    Closing Statement. The Closing Statement.

1.7.    Allocation of Purchase Price.

(a)    The purchase price for U.S. federal income tax purposes shall be allocated among the parcels of the Owned Real Property purchased by the Buyers as set forth on Schedule 2 attached hereto (and, with respect to the purchase price allocations for the Unallocated Parcels set forth on Schedule 2, as such schedule is updated in accordance with Section 1.7(c) below) in accordance with Law, including applicable Treasury Regulations. The purchase price for U.S. federal income tax purposes for the Owned Real Property of each individual Seller set forth on Schedule 2 (and, with respect to the purchase price allocations for the Unallocated Parcels set forth on Schedule 2, as such schedule is updated in accordance with Section 1.7(c) below) shall be referred to herein as the “Individual Purchase Price” for the Owned Real Property of such individual Seller.

(b)    No portion of the purchase price for U.S. federal income tax purposes shall be allocated to any of the MPT Real Property, the Acquired Assets or Excluded Assets, in each case except upon a contrary final determination of an applicable Taxing authority.

(c)    Notwithstanding anything to the contrary in this Agreement, the IASIS Parties shall, following the Effective Date, in reasonable consultation with the MPT Parties, allocate the amount set forth under the heading “Unallocated Purchase Price” for the Unallocated Parcels set forth on Schedule 2 among the Sellers that own such Unallocated Parcels based on a reasonable, good faith allocation method determined by the IASIS Parties, which reasonable allocation method may include, but shall not be limited to, taking into account factors such as the book value, tax basis or real property tax assessment basis of such Owned Real Property, third party appraisals, or other reasonable methodology determined by the IASIS Parties. Once such allocations are made, the Parties shall update Schedule 2 to reflect the Individual Purchase Prices for each of the Unallocated Parcels and such updated Schedule 2 shall thereafter apply for all purposes of this Agreement.

(d)    The foregoing allocations shall be binding on the Parties for all purposes. Each party agrees to report to all appropriate Governmental Bodies any attendant gain or other Tax item consistent with such allocation. Without limiting the generality of the foregoing, such allocations shall be binding on the Parties for purposes of Section 1060 of the Code and for all federal, state and local income tax and accounting purposes. The Parties agree to use, and to not take any position which is inconsistent with, such allocation in the preparation and filing of any tax return, report, or information return or statement related to Taxes (including Form 8594), accounting or regulatory requirements, in any communication with any Tax authority, or in connection with any tax proceeding, in each case except upon a contrary final determination of an applicable Taxing authority.

2.    REPRESENTATIONS AND WARRANTIES OF THE IASIS PARTIES. Except as set forth in the applicable sections of the Schedules, IASIS and each of the Sellers (as to itself only) represent and warrant to the MPT Parties as follows as of the date of this Agreement and as of the Closing Date:

2.1.    Organization and Qualification; Subsidiaries. IASIS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. IASIS is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification or licensure necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have an IASIS Material Adverse Effect.

2.2.    Subsidiaries of IASIS.

(a)    Each of the Sellers (i) is a duly organized and validly existing corporation, partnership or limited liability company in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted and (iii) is duly qualified or licensed and in good standing to do business as a foreign corporation, partnership or limited liability company in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification or licensure necessary, except where the failure to be so organized, validly existing, in good standing, qualified or licensed would not individually or in the aggregate be material to any such Seller.

(b)    IASIS has made available to the MPT Parties a correct and complete copy of the certificate of incorporation or other formation document and all amendments thereto of each of the IASIS Parties and a correct and complete copy of each such entity’s bylaws or other governing document and all amendments thereto, each as in effect on the date hereof. None of the IASIS Parties are in default under or in violation of any provision of their respective formation or governing documents.

2.3.    Authority; Binding Effect. Except as set forth on Schedule 2.3, each of the IASIS Parties has all requisite corporate, partnership or limited liability company power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Transaction Documents by the IASIS Parties, and the consummation of the Transactions, have been duly authorized by all necessary action on the part of the IASIS Parties, and no other corporate, partnership or limited liability company action on the part of any IASIS Party is required to authorize the execution, delivery and performance hereof or thereof by the IASIS Parties. This Agreement has been duly executed and delivered by each IASIS Party and, assuming that this Agreement has been duly authorized, executed and delivered by the MPT Parties, constitutes the valid and legally binding obligation of the IASIS Parties, enforceable against the IASIS Parties in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.4.    Outstanding Options. (i) Except for the Options and RSU Awards issued pursuant to the Company Incentive Plan and described on Schedule 2.4, there are no outstanding Options, restricted shares, restricted stock units, restricted membership units, stock appreciation rights, subscription rights, conversion rights, exchange rights, right of first refusal, performance units, profits interest, contingent value rights, profit participation rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity interests in IASIS or Contracts of any character to which IASIS is a party requiring, and there are no securities of IASIS outstanding which upon conversion or exchange would require, the issuance of any equity interests of IASIS or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, or valued by reference, in whole or in part, to any equity interests of IASIS; (ii) there is no obligation, contingent or otherwise, of IASIS or any Seller to (A) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of IASIS or any Seller, or (B) other than in connection with the Credit Facilities or pursuant to inter-company arrangements among or between IASIS and one or more of the Sellers or among or between one or more subsidiaries of IASIS, provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), provide any guarantee with respect to the obligations of, IASIS or any Seller or any other Person or to register under federal or state securities Laws any equity interests of IASIS or any Seller; and (iii) other than in connection with any of the Plans, neither IASIS nor any Seller, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

2.5.    No Conflict; Consents.

(a)    Assuming the truth and accuracy of the representations and warranties set forth in Sections 3.2 and 3.3, the execution and delivery of this Agreement and the other Transaction Documents by the IASIS Parties does not, and the performance by the IASIS Parties of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not, require any IASIS Party to obtain any material consent, approval, waiver, authorization, Permit or Insurance License of, or to make any material filing or registration with or notification to (“Consents”), any Governmental Body, except as set forth in Schedule 2.5(a).

(b)    Assuming receipt of all approvals, authorizations, consents or waiting period expirations or terminations related to the required Consents described in Section 2.5(a), the execution and delivery of this Agreement and the other Transaction Documents by the IASIS Parties do not, and the performance of this Agreement and the other Transaction Documents by the IASIS Parties and the consummation of the transactions contemplated hereby and thereby will not, conflict with or violate, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default), result in a loss of rights or creation of any Encumbrances (other than Permitted Encumbrances) on the Owned Real Property or trigger new obligations under, or give to others any right of termination, amendment, modification, suspension, revocation, acceleration or cancellation of, or require any payment or Consent under any provision, or otherwise change (whether automatically or by the election of a party thereto) any terms or conditions in effect prior to the execution and delivery of this

Agreement or the Transaction Documents or consummation of the Transactions, pursuant to (i) the certificate of incorporation or by-laws or other comparable organizational documents, in each case as currently in effect, of IASIS or any Seller, (ii) any Orders or Laws applicable to IASIS or any Seller or by or to which any of the Owned Real Property is bound or subject, or (iii) any Material Contract, Permit or Insurance License to which IASIS or any Seller is a party or by or to which the Owned Real Property is bound or subject, except (x) as set forth on Schedule 2.5(b), and (y) in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches, defaults, rights or failure to receive any such Consents that would not individually or in the aggregate be material to IASIS or any Seller.

2.6.    Financial Statements.

(a)    Schedule 2.6(a) sets forth true, correct and complete copies of (i) the audited consolidated balance sheets of IASIS and its Subsidiaries as of September 30, 2016 (the “Audited Balance Sheet” and the date thereof, the “Audited Balance Sheet Date”) and September 30, 2015, and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of IASIS and its Subsidiaries for the fiscal years then ended (the “Annual Financials”) and (ii) the unaudited consolidated balance sheets of IASIS and its Subsidiaries as of March 31, 2017 and the related unaudited consolidated statements of income, cash flow and changes in stockholders’ equity of IASIS and its Subsidiaries for the quarter then ended (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date,” and the Most Recent Balance Sheet together with the Annual Financials, the “Financial Statements”). For the avoidance of doubt, the Financial Statements of IASIS and its Subsidiaries described in this Section 2.6 are the applicable financial statements of IASIS Healthcare LLC, IASIS’s wholly-owned Subsidiary.

(b)    The Financial Statements fairly present, in all material respects, the consolidated financial position of IASIS and the Subsidiaries, as of the respective dates thereof, and the results of operations and the changes in cash flows of IASIS and the Subsidiaries, for the respective periods set forth therein. Each of the Financial Statements (including all related notes) (i) is consistent with the books and records of IASIS, (ii) was derived from the books and records of IASIS and (iii) has been prepared, in all material respects, in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise specifically noted therein, and subject, in the case of the Most Recent Balance Sheet, to normal year-end adjustments and the absence of footnote disclosures, none of which, individually or in the aggregate, will be material.

(c)    IASIS and its Subsidiaries maintain internal controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements of IASIS and its Subsidiaries, including the Financial Statements. None of the boards of directors or managers of IASIS or any of its Subsidiaries or any audit committee of IASIS or any of its Subsidiaries have been advised by their accountants or consultants of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting of IASIS or any of its Subsidiaries which would reasonably be expected to materially and adversely affect its ability to record, process, summarize and report financial data relating to the business of IASIS and its Subsidiaries, or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of IASIS or any of its Subsidiaries. The books and records of IASIS and its Subsidiaries are and have been properly prepared and maintained in form and substance adequate in all material respects for preparing audited consolidated financial statements, in accordance with GAAP and any other applicable legal and accounting requirements.

2.7.    Taxes. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Owned Real Property or Acquired Assets.

2.8.    No Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of any of the IASIS Parties, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Transactions.

2.9.    Patriot Act Compliance.

(a)    To the extent applicable to IASIS or any of the Sellers, each of them has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”).

(b)    Neither IASIS nor any of the Sellers is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, and neither IASIS nor any of the Sellers is a resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

2.10.    Intentionally Omitted.

2.11.    Title and Condition of the Real Property.

(a)    At the Closing, the applicable Seller shall convey to the applicable Buyer marketable fee simple title in the applicable parcel(s) of Owned Real Property of such Seller, free and clear of any and all Encumbrances (other than Permitted Encumbrances).

(b)    Except as set forth in the Due Diligence Documents, the IASIS Parties have received no written notice from any Governmental Body or other Person asserting that the occupancy, operation and use of the Owned Real Property violates, in any material respect, (i) any applicable Law, or (ii) any restrictive covenant or deed restriction (recorded or otherwise) affecting the Owned Real Property, other than any such violations which would not, individually or in the aggregate, be material to IASIS or any Seller.

(c)    Except as set forth in the Due Diligence Documents, the IASIS Parties have received no written notice from any Governmental Body or other Person with respect to pending or threatened boundary line disputes related to the Owned Land, other than any such disputes which would not, individually or in the aggregate, be material to IASIS or any Seller.

(d)    To the Knowledge of the IASIS Parties, (i) the existing water, sewer, gas and electricity lines, storm sewer and other utility systems are adequate to serve the utility needs of the Owned Real Property as currently used, (ii) all of said utilities are installed and operating, and (iii) all installation and connection charges have been paid in full, except in the cases of (i)-(iii) above as would not, individually or in the aggregate, be material to IASIS or any Seller.

(e)    Except as set forth in Schedule 2.11(e), none of the IASIS Parties has received any written notice: (i) of any Public Taking with regard to the Owned Land which has not been formally withdrawn, (ii) of any threatened or contemplated Public Taking, (iii) from any public authority of any public improvements that are required to be made and/or which have not heretofore been assessed and (iv) of any pending or threatened special, general or other assessments against or affecting any of the Owned Land, except in the cases of (i)-(iv) above as would not, individually or in the aggregate, be material to IASIS or any Seller. As used herein, “Public Taking” shall mean any material portion of the Owned Land is subject to condemnation, requisition or other taking by any public authority.

(f)    Except as set forth in Schedule 2.11(f) hereto or as set forth in the Due Diligence Documents, there is no Litigation pending or, to the Knowledge of the IASIS Parties, threatened in writing, against or affecting all or any portion of the Owned Real Property that would reasonably be expected, individually or in the aggregate, to be material to IASIS or any Seller.

(g)    Except as set forth in the Due Diligence Documents, the IASIS Parties have received no written notice from any Governmental Body or other Person asserting any facts or conditions which would result in the termination of the current access from the Owned Land to any presently existing public highways and/or roads adjoining or situated on the Owned Land or to sewer or other utility services to serve the Owned Land, except in each case as would not, individually or in the aggregate, be material to IASIS or any Seller.

(h)    Schedule 2.11(h) sets forth an accurate and complete list of all written leases, subleases, licenses and other rental agreements that grant or will grant a possessory interest in and to any space in the Owned Real Property or that otherwise assign or convey rights with regard to the Owned Real Property or the Improvements and, in each case, for which IASIS Parties receive annual rental payments for such lease in excess of One Million and No/100 Dollars ($1,000,000), if any, (collectively referred to as the “Tenant Leases”). To the Knowledge of the IASIS Parties, as applicable, Schedule 2.11(h): (i) designates which of the Tenant Leases described therein are with the referral sources (as determined by any of the Healthcare Laws) for the Improvements and (ii) specifies the annual rent and security deposit, if any, for each Tenant Lease. Sellers have delivered or otherwise made available to the Buyers complete, correct and current copies, in all material respects, of all written Tenant Leases. Except as set forth in Schedule 2.11(h), to the Knowledge of the IASIS Parties, there are no purchase contracts, options, rights of first refusal or other written agreements of any kind whereby any Person will have acquired or will have any right to acquire any right, title or interest in any material portion of the Owned Real Property or the Improvements.

(i)    Except as set forth in Schedule 2.11(i), no Seller has accepted the payment of rent or other sums due under any of the Tenant Leases for more than one (1) month in advance. Immediately following the Closing and effective upon the repayment and discharge of the Indebtedness and security instruments evidenced and secured by the Credit Facilities in accordance with this Agreement and the Merger Agreement, none of the Tenant Leases and none of the rents or other charges payable thereunder, if any, will have been assigned, pledged or encumbered by Sellers (except to Buyers) as security for any obligation.

(j)    Except as set forth on Schedule 2.11(j), the Tenant Leases (i) have not been modified, amended or assigned by the applicable Sellers, (ii) are, or will be at Closing, legally valid, binding and enforceable against the applicable Sellers, and, to their Knowledge, the other parties thereto in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and are in full force and effect, and (iii) there are no material monetary or nonmonetary defaults by the applicable Sellers or, to their Knowledge, the other parties thereto under any of the Tenant Leases, and except, in each case, as would not individually or in the aggregate be material to IASIS or any Seller.

(k)    Schedule 2.11(k) sets forth a list of material ground leases on which material Improvements are located, parking leases of real property, and other leases where the annual rent payable by the IASIS Parties exceeds $200,000, in each case, where any of the Sellers is the tenant and such lease is used in connection with the operation of the Facilities as currently conducted, and in each case except for any medical office building, physician offices or other office leases (collectively, the “Collateral Leases”). Sellers have delivered or otherwise made available to the Buyers complete, correct and current copies, in all material respects, of all Collateral Leases. Except as set forth on Schedule 2.11(k), (i) the Collateral Leases have not been modified, amended or assigned by any of the Sellers and are, or will be at the Closing, legally valid, binding and enforceable against the applicable Sellers and, to their Knowledge, all other parties thereto, in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and are in full force and effect, and (ii) there are no monetary defaults and no material non-monetary defaults by the applicable Sellers or, to their Knowledge, any other party under any of the Collateral Leases and except, in each case, as would not individually or in the aggregate be material to IASIS or any Seller.

(l)    Except as set forth on Schedule 2.11(l), no Seller is a party to any material Tax abatement agreement relating to the Owned Real Property. Except as disclosed on Schedule 2.11(l), there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Owned Real Property may be subject following the Closing.

2.12.    Compliance with Environmental Laws.

(a)    Except as set forth on Schedule 2.12(a), IASIS and each of the Sellers are and for the prior five (5) years have been in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by IASIS and each of the Sellers of all material Permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof) and there is no action or proceeding pending or, to the Knowledge of the IASIS Parties, threatened to revoke, terminate, cancel or materially modify such Permits.

(b)    Except as set forth on Schedule 2.12(b), (i) there is no Litigation pursuant to any Environmental Law pending or, to the Knowledge of the IASIS Parties, threatened against IASIS or any Seller or affecting any of the Owned Real Property, and (ii) neither IASIS nor any Seller is a party to or subject to, or in default under, any Order issued pursuant to Environmental Law that has not been fully and completely resolved or that would reasonably be expected to result in any material future Liability to IASIS or any Seller.

(c)    Neither IASIS nor any Seller has received any written or, to the Knowledge of IASIS, any other notice, complaint, Order, citation, complaint, demand, claim, suit, potentially responsible party letter or CERCLA information request, in each case, that is outstanding or unresolved, regarding any actual or alleged violation of Environmental Law or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to the Owned Real Property arising under any Environmental Law.

(d)    Except as set forth on Schedule 2.12(d), there are no Hazardous Materials present in, on or under the Owned Real Property in quantities or concentrations that require investigatory or remedial action by IASIS or any Sellers pursuant to applicable Environmental Law or that would reasonably be expected to result in a material Liability to IASIS or any Sellers under any applicable Environmental Law.

(e)    Neither IASIS nor any Seller has used, treated, stored, manufactured, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Material, or owned or operated the Owned Real Property (and none of the Owned Real Property is contaminated by any such substance) in a manner that would reasonably be expected to give rise to any material claims or material Liabilities, including any material claim or Liability for investigation costs, response costs, remedial costs, corrective action costs, personal injury, property damage, natural resources damages or attorney and consultant fees and costs, pursuant to CERCLA or any other Environmental Law.

(f)    Except as set forth on Schedule 2.12(f), the Owned Real Property does not contain: (i) any underground storage tanks currently, nor, to the Knowledge of the IASIS Parties, has contained any former underground storage tanks that have not been properly removed or closed in accordance with Environmental Laws, or (ii) to the Knowledge of IASIS, material quantities of asbestos containing materials, lead-based paint or polychlorinated biphenyls that must be removed or abated pursuant to any Environmental Law.

2.13.    Disclaimer of Other Representations and Warranties. The MPT Parties acknowledge and agree that the MPT Parties have completed their due diligence of the Owned Real Property and the Acquired Assets as of the Effective Date. None of IASIS, any of the Sellers or any of their respective Representatives or any other Person has made any representations or warranties, express or implied, of any nature whatsoever relating to IASIS or any of the Sellers, the Owned Real Property or the Acquired Assets, or the business, assets, properties or operations of IASIS or any of the Sellers or otherwise in connection with this Agreement or the transactions contemplated hereby other than those representations and warranties expressly set forth in this ARTICLE II. Without limiting the generality of the foregoing, neither IASIS nor any of the Sellers nor any of their respective Representatives or any other Person, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Owned Real Property or the Acquired Assets, the business, assets, properties or operations of IASIS or any of the Sellers, including in the Due Diligence Documents or other due diligence materials, or in any presentation of the Owned Real Property or Acquired Assets or the business, assets, properties or operations of IASIS or any of the Sellers by management of IASIS or others in connection with this Agreement and the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty (hereunder or otherwise) and deemed to be relied upon by the MPT Parties in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, the Due Diligence Documents, any offering memorandum or similar materials made available or delivered by the IASIS Parties and their Representatives, are not and shall not be deemed to be or to include representations or warranties of any of the IASIS Parties, and are not and shall not be deemed to be relied upon by the MPT Parties in executing, delivering and performing this Agreement and the transactions contemplated hereby.

3.    REPRESENTATIONS AND WARRANTIES OF THE MPT PARTIES. The MPT Parties hereby jointly and severally make to the IASIS Parties the representations and warranties contained in this Section 3 as of the date of this Agreement and as of the Closing Date.

3.1.    Organization. Each of the MPT Parties is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite limited liability company power and authority to own, operate and lease its properties and to carry on its respective business as currently conducted. Each of the MPT Parties is duly licensed or qualified to do business as a foreign limited liability company under the laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of the MPT Parties to consummate the Transactions (collectively, an “MPT Material Adverse Effect”). None of the MPT Parties is classified to be taxed as a corporation for U.S. federal, state or local income tax purposes.

3.2.    Authority. Each of the MPT Parties has all requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which any of the MPT Parties is a party, the performance by each of the MPT Parties of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the manager and member, as applicable, of each of the MPT Parties and no other action on the part of any of the MPT Parties is necessary to authorize the execution and delivery by the MPT Parties of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the MPT Parties, and, assuming due and valid authorization, execution and delivery hereof by the IASIS Parties, is a valid and binding obligation of each of the MPT Parties, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3.    Consents and Approvals; No Violation.

(a)    Assuming the truth and accuracy of the representations and warranties set forth in Sections 2.3 and 2.5, the execution and delivery of this Agreement by each of the MPT Parties does not, and the performance by each of the MPT Parties of this Agreement and the consummation of the Transactions will not, require the MPT Parties to obtain any Consent from any Governmental Body, except (i) for Consents that may be required solely by reason of the IASIS Parties’ (as opposed to any third party’s) participation in the Transactions and (ii) as set forth in Schedule 3.3(a).

(b)    Assuming receipt of all approvals, authorizations, consents or waiting period expirations or terminations related to the required Consents described in Section 3.3(a), the execution and delivery of this Agreement by each of the MPT Parties does not, and the performance of this Agreement by each of the MPT Parties and the consummation of the Transactions will not, (i) conflict with or violate, in any material respect, the limited liability company agreement, certificate of incorporation or by-laws or other comparable organizational documents, in each case as currently in effect, of each of the MPT Parties, (ii) conflict with, violate or result in a loss of rights or trigger new obligations under any Orders applicable to the MPT Parties or by or to which any of their respective properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material contract or permit to which any MPT Party is a party or by or to which the MPT Parties or any of their respective properties or assets is bound or subject, except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches, defaults or rights that would not reasonably be expected to have an MPT Material Adverse Effect.

3.4.    Litigation. There is no Litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the actual knowledge of the MPT Parties, threatened in writing against any of the MPT Parties, nor are any of the MPT Parties subject to any outstanding order, writ, judgment, injunction or decree, in either case, which would (a) prevent, hinder or materially delay the consummation of the Transactions or (b) otherwise prevent, hinder or materially delay performance by any of the MPT Parties of any of their material obligations under this Agreement.

3.5.    No Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of the MPT Parties or their Affiliates, to receive any commission, brokerage, finder’s fee or other similar compensation from the the MPT Parties or their Affiliates in connection with the consummation of the Transactions.

3.6.    Absence of Conduct; Undisclosed Liabilities. The MPT Parties have not (a) engaged in any business activities or conducted any operations other than in connection with the Transactions or (b) incurred any liabilities other than in connection with its formation and the Transactions.

3.7.    Financing.

(a)    Each of the MPT Parties affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement or its obligations under the Master Agreement that the MPT Parties or their Affiliates obtain financing for or related to any of the Transactions or the transactions contemplated under the Master Agreement. The MPT Parties have delivered (or caused to be delivered) to the Sellers true, correct and complete copies of an executed debt commitment letter, dated as of the date hereof, among MPT and the Financing Sources and all contracts, fee letters, engagement letters and other arrangements associated therewith (provided, that provisions in the fee or engagement letter relating solely to fees and economic terms (other than covenants) agreed to by the parties thereto may be redacted (none of which redacted provisions could adversely affect the availability, conditionality, enforceability, termination or aggregate principal amount of the Debt Financing (as defined below) at the Closing or the closing of the transactions contemplated under the Master Agreement); provided, further, that prior to execution of this Agreement, the MPT Parties shall have advised the Sellers in writing of the maximum amount of fees and expenses (including original issue discount) payable by MPT, the MPT Parties or their respective Affiliates under such commitment letter(s), fee letter(s) and engagement letter(s)) (such commitment letter(s) and related term sheets, including all exhibits, schedules and annexes, and each such fee letter and engagement letter, collectively, the “Debt Commitment Letter”) to provide, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein for the purpose of funding the Transactions and the transactions contemplated under the Master Agreement (the “Debt Financing”). Prior to the date of this Agreement, the Debt Commitment Letter has not been amended, supplemented or modified, and as of the date hereof, no provision thereof has been waived, and no such amendment, restatement, supplement, modification or waiver is contemplated or pending, and the obligations and commitments contained in such Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated. The MPT Parties have fully paid (or caused to be paid) any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement. Assuming the conditions set forth in Sections 6.1 and 6.2 are satisfied at Closing, the net proceeds contemplated to be provided on the Closing Date under the Debt Commitment Letter will, together with immediately available funds of MPT and the MPT Parties at the Closing, credit facility borrowings, and debt and equity security issuance proceeds, in the aggregate be sufficient for the MPT Parties and their Affiliates to pay all amounts required to be paid in connection with the consummation of the Transactions and the transactions contemplated under the Master Agreement, and to pay all related fees and expenses. The Debt Commitment Letter is in full force and effect as of the date of this Agreement. The Debt Commitment Letter constitutes the legal, valid and binding obligation of the parties thereto (other than the Financing Sources) and, to the knowledge of the MPT Parties, the Financing Sources. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default, violation or breach under the Debt Commitment Letter on the part of MPT or the MPT Parties or, to the knowledge of the MPT Parties, any other parties thereto. The Debt Commitment Letter delivered to the Sellers contains all of the conditions precedent (none of which have been redacted) to the obligations of the parties thereunder to fund the Debt Financing contemplated by the Debt Commitment Letter to be funded on the Closing Date. There are no side letters or other agreements, contracts or arrangements to which MPT or the MPT Parties or any of their respective Affiliates is a party related to the funding or investing, as applicable, of the Debt Financing other than as expressly set forth in the Debt Commitment Letter furnished to the Sellers pursuant to this Section 3.7(a). As of the date hereof, the MPT Parties do not have any reason to believe that (i) any party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letter, (ii) any of the conditions to the Debt Financing will not be satisfied or (iii) the full amount of the Debt Financing will not be available to MPT or the MPT Parties and their Affiliates on the Closing Date, and the MPT Parties are not aware of the existence of any fact or event as of the date hereof that would be expected to cause such conditions to the Debt Financing not to be satisfied or the full amount of the Debt Financing not be available and either the Closing or the closing of the transactions contemplated under the Master Agreement not to occur.

(b)    The MPT Parties have delivered to the IASIS Parties a true, correct and complete copy of the executed the Master Agreement. There are no commitment fees or other fees payable under the Master Agreement on or prior to the Effective Date. The Master Agreement is in full force and effect as of the date of this Agreement.

4.    PRE-CLOSING COVENANTS.

4.1.    Conduct of Business Prior to Closing. Except as expressly provided, permitted, required or contemplated herein or in the Merger Agreement, as required in order for the IASIS Parties to comply with their obligations under the Merger Agreement, as set forth on Schedule 4.1, or as required by contract in effect on the date hereof or by Law, or as consented to in writing by the MPT Parties, during the period commencing on the date of this Agreement and ending at the Closing Date or the earlier termination of this Agreement, each Seller shall use commercially reasonable efforts to act and carry on its business in all material respects in the Ordinary Course of Business and none of the Sellers shall, directly or indirectly, do any of the following without the prior written consent of the MPT Parties (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    sell, transfer, convey, or assign any of the Owned Real Property or the Acquired Assets to any Person other than the MPT Parties or their Affiliates;

(b)    make or revoke any Tax election related to or affecting the Owned Real Property or the Acquired Assets other than in the Ordinary Course of Business;

(c)    intentionally create or consent to any Encumbrance, other than Permitted Encumbrances and those presently in existence, upon any of the Owned Real Property or the Acquired Assets;

(d)    except as otherwise expressly permitted herein, enter into, agree to enter into, terminate or materially modify any Tenant Lease or Collateral Lease, other than new Tenant Leases or Collateral Leases for annual payments of less than $150,000 and renewals of existing leases (including renewals of existing Tenant Leases and Collateral Leases); or

(e)    enter into any executory agreement, commitment or undertaking, whether in writing or otherwise, to do any of the activities prohibited by the foregoing provision, or permit any of its directors, officers, partners, or Person or group of Persons possessing and/or exercising similar authority to authorize the taking of, any action prohibited by the foregoing provisions.

4.2.    Repayment of Indebtedness and Release of Encumbrances. Immediately after the closing under the Merger Agreement, which shall occur immediately following (and on the same Business Day as) the Closing under this Agreement, the IASIS Parties shall cause the repayment or release of all mortgage loans or other borrowings secured by any of the Owned Real Property or Acquired Assets, or interests therein, including any defeasance or penalty payments thereon, if applicable.

4.3.    Insurance. The IASIS Parties will keep in full force and effect in all material respects all existing Insurance Policies relating to the Owned Real Property and Acquired Assets, which are presently in effect, subject to the continuing availability of such insurance coverages on reasonable terms and conditions.

4.4.    Damage or Destruction or Condemnation of Acquired Assets.

(a)    If, prior to the Closing Date, any Owned Real Property is damaged or destroyed by a fire or other casualty event, then the parties hereto shall still be obligated to close the purchase of the applicable Owned Real Property in accordance with this Agreement; provided, that any insurance proceeds received by the applicable Seller prior to the Closing be held and utilized for the restoration of such Owned Real Property in the Ordinary Course of Business and subject to the terms, conditions and restrictions under the Credit Facilities (solely with respect to any disbursement or similar funding mechanics required by the lenders under the Credit Facilities), the Merger Agreement and subject to the requirements and restrictions of applicable Laws and, following the receipt of such proceeds, such Seller shall commence the restoration of such Owned Real Property in the Ordinary Course of Business and subject to the terms, conditions and restrictions under the Credit Facilities (solely with respect to any disbursement or similar funding mechanics required by the lenders under the Credit Facilities) and the Merger Agreement and subject to the requirements and restrictions of applicable Laws.

(b)    If, prior to the Closing Date, all or any portion of a particular Owned Real Property is taken by, or made subject to, condemnation, eminent domain or other governmental acquisition proceedings, then the parties hereto shall still be obligated to close the purchase of the applicable Owned Real Property in accordance with this Agreement; provided, that, any award or portion thereof which is received by the applicable Seller prior to the Closing shall be held and utilized for the restoration of such Owned Real Property, to the extent such restoration is commercially practicable given the nature of such condemnation, eminent domain or similar proceeding, in the Ordinary Course of Business and subject to the terms, conditions and restrictions under the Credit Facilities (solely with respect to any disbursement or similar funding mechanics required by the lenders under the Credit Facilities), the Merger Agreement and subject to the requirements and restrictions of applicable Laws and, following the receipt of such award or portion thereof, such Seller shall, to the extent such restoration is commercially practicable given the nature of such condemnation, eminent domain or similar proceeding, commence the restoration of such Owned Real Property in the Ordinary Course of Business and subject to the terms, conditions and restrictions under the Credit Facilities (solely with respect to any disbursement or similar funding mechanics required by the lenders under the Credit Facilities) and the Merger Agreement and subject to the requirements and restrictions of applicable Laws.

5.    ADDITIONAL AGREEMENTS.

5.1.    Access to Information.

(a)    Subject to the terms of the Confidentiality Agreement, this Agreement and applicable Laws, during the period from the date of this Agreement through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VII, the IASIS Parties shall permit the MPT Parties and their advisors, lenders, accountants, attorneys and authorized representatives to have reasonable access, during regular business hours and upon reasonable notice, to the offices, facilities, assets, properties, certain management-level employees, books and records of the IASIS Parties, and shall furnish, or cause to be furnished, to the MPT Parties, such financial, tax and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations as the MPT Parties shall from time to time reasonably request. All access and investigation pursuant to this Section 5.1 shall be coordinated through IASIS’s Chief Financial Officer and shall be conducted at the MPT Parties’ expense and in such a manner as not to interfere with the normal operations of the businesses of IASIS and the Sellers. Notwithstanding anything to the contrary contained herein or otherwise, neither IASIS nor any of the Sellers shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege or other immunity or contravene any Law or any binding agreement entered into prior to the date of this Agreement; provided, however, that the IASIS Parties will notify the MPT Parties in reasonable detail of the circumstances giving rise to any non-access or non-disclosure pursuant to the foregoing and to permit access or disclosure, to the extent possible, in a manner consistent with privilege or other immunity or applicable Law or Contract. Notwithstanding anything to the contrary contained herein or otherwise, prior to the Closing, without the prior written consent of the IASIS Parties, the MPT Parties shall not contact any vendor, customer, physician or other healthcare provider of the IASIS Parties without the written consent of the IASIS Parties, other than any such contact not involving the transactions contemplated by this Agreement and the other Transaction Documents, and provided that IASIS shall have the right to have a representative present during any such contact in the event that its consent is required and it consents to such contact.

(b)    The MPT Parties and their Representatives (including their designated engineer, architects, surveyors and/or consultants) may, upon reasonable notice and during times mutually convenient to the MPT Parties and senior management of the IASIS Parties enter into and upon all or any portion of the Owned Real Property in order to investigate and assess, as reasonably necessary or appropriate, any change to the condition (including the structural and environmental condition) of the Owned Real Property occurring after the date hereof; provided, however, that the MPT Parties shall indemnify, defend and hold harmless the IASIS Parties from and against any and all loss, cost, expense and/or liability of any kind or nature incurred by the IASIS Parties as the result of any such investigation and/or assessment and provided further that, in no event shall the MPT Parties and/or their Representatives undertake any intrusive testing of any kind without the prior written consent of the IASIS Parties and the MPT Parties and their Representatives shall comply with all applicable IASIS policies and procedures regarding compliance with HIPAA, patient safety, and Facility access, and further provided, that the IASIS Parties shall have the right to accompany the MPT Parties during any such access. Each of the IASIS Parties shall cooperate with the MPT Parties and their Representatives in conducting such investigation, and shall allow the MPT Parties and their Representatives reasonable access to the Owned Real Property, the Facilities and the other assets and properties of the Sellers.

(c)    The parties shall hold, and shall cause their respective Affiliates, advisors, accountants, attorneys and representatives to hold, any non-public information so provided to one another in connection with the transactions contemplated by this Agreement in confidence in accordance with the provisions of this Agreement and the Confidentiality Agreement.

5.2.    Third Party Consents; Regulatory Approvals; Solvency Opinion.

(a)    Subject to the terms and conditions of this Agreement, including Section 5.2(b) below, each of the Parties hereto will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all material applications, notices, petitions and filings and to obtain as promptly as reasonably practicable all material Consents necessary to be obtained from any third party and/or any Governmental Body in order to consummate the Transactions and (ii) taking all reasonable steps as may be necessary, proper or advisable to obtain all such material Consents.

(b)    Subject to the terms and conditions of this Agreement, the IASIS Parties shall use reasonable best efforts to obtain and deliver to the MPT Parties consents of the applicable landlord counterparties to the collateral assignments to MPT or its Affiliates of the Collateral Leases set forth on Schedule 5.2(b), in a commercially customary form (the “Collateral Assignments”). Notwithstanding anything in the foregoing or anything in this Agreement to the contrary, reasonable best efforts shall not include or be deemed to include, and the IASIS Parties shall not be obligated (i) to pay any fees or payments to third parties in connection with pursuing or obtaining any Collateral Assignment or any other Consent, (ii) to pay any costs or expenses of any third party resulting from the process of obtaining any Collateral Assignment or any other Consent, or (iii) to make or agree to any waiver, amendment, modification or other changes to any Collateral Leases or any other Contracts in order to obtain any Collateral Assignment or other Consent. Without limiting anything in the foregoing, the MPT Parties acknowledge that the Collateral Assignments may not be obtained by Closing and the IASIS Parties shall not have any liability to the MPT Parties arising out of or relating to the failure to obtain any such Collateral Assignments provided the IASIS Parties have complied with their obligations under this Section 5.2(b).

(c)    The IASIS Parties shall use commercially reasonable efforts to obtain at or prior to the Closing the Updated Solvency Opinion. The Updated Solvency Opinion, if obtained, will be obtained at the sole cost and expense of the IASIS Parties; it being acknowledged that the cost and expense of the Updated Solvency Opinion may be subject to a separate agreement between IASIS and Steward under the Merger Agreement. The IASIS Parties shall use commercially reasonable efforts to cause the issuer of the Updated Solvency Opinion to provide a reliance letter to the MPT Parties allowing the MPT Parties to rely on such Updated Solvency Opinion and, subject to obtaining such reliance letter from the issuer of the Updated Solvency Opinion, the IASIS Parties shall deliver (or cause to be delivered) to the MPT Parties a copy of the Updated Solvency Opinion.

5.3.    Confidentiality. The IASIS Parties and the MPT Parties shall adhere to the terms and conditions of the Confidentiality Agreement; provided, however, that notwithstanding anything in the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement shall not prohibit MPT or any MPT Party from (i) disclosing any Evaluation Material (as defined in the Confidentiality Agreement) or the fact that discussions or negotiations are taking (or have taken place) concerning the Transactions to (A) prospective investors in connection with a private or public placement of securities being placed in connection with the Transaction or (B) any person to which disclosure is required by state or federal securities laws, or (ii) issuing a press release in accordance with the terms of Section 5.7 below, provided, that, in the case of clause (i)(A) above, prior to such disclosure the MPT Parties receive written assurances or written confirmation that any such parties to whom such information is delivered agree to keep such information confidential.

5.4.    Exclusivity.

(a)    From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement pursuant to Article VII, the IASIS Parties will not, and will direct each of their Company Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposals or offers from any Person (other than the MPT Parties and their Representatives) concerning an Acquisition Proposal relating to the Owned Real Property, (ii) participate in any way in any discussion (other than to provide notice as to the existence of these provisions) or negotiation with, or provide any confidential or non-public information to, or otherwise assist or facilitate, any Person in connection with or relating to any Acquisition Proposal relating to the Owned Real Property, (iii) approve or recommend, or propose to approve or recommend, whether publicly or to any director or equityholder, any Acquisition Proposal relating to the Owned Real Property, or

(iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement (other than the Merger Agreement), acquisition agreement, option agreement or other similar Contract related to any Acquisition Proposal relating to the Owned Real Property, or propose, whether publicly or to any director or equityholder, or agree to do any of the foregoing related to any such Acquisition Proposal.

(b)    From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement pursuant to Article VII, the IASIS Parties will, and will direct each Company Representative to, immediately cease and terminate any existing agreements, discussions, negotiations or other communications with any third party with respect to any Acquisition Proposal relating to the Owned Real Property, including terminating any such Person’s access to any data room.

(c)    The IASIS Parties represent, warrant and covenant that each has the legal right to terminate or suspend any agreements, discussions, negotiations or other communications regarding an Acquisition Proposal relating to the Owned Real Property pending as of the date hereof.

5.5.    Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any party hereto and at the expense of the party so requesting, each other party shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the Transactions.

5.6.    Reasonable Best Efforts/Cooperation.

(a)    Subject to and without limitation of Section 5.2, from and after the date of this Agreement, and through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VII, each of the parties hereto shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article VI. The parties hereto shall not willfully take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the consummation of the Transactions.

(b)    Without limiting the generality of the foregoing, the IASIS Parties, on the one hand, and the MPT Parties, on the other hand, shall each use reasonable best efforts to (i) furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing, (ii) cooperate with each other in connection with any filing or submission or obtaining any Consent and in connection with any investigation or other inquiry, including any proceeding initiated by a Governmental Body or a private party, (iii) keep the other party reasonably informed of any communication received or given in connection with any proceeding by a Governmental Body or a private party, in each case, regarding the Transactions and (iv) permit the other party to review any communication given by it, and consult with each other in advance of any meeting, in connection with any proceeding by a Governmental Body or a private party, with any other Person and, to the extent permitted by such other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

5.7.    Public Statements. Except as required by applicable Law or the rules and regulations of any stock exchange upon which the IASIS Parties, the Buyers or any of their respective Affiliates’ securities are traded, in which event the Parties shall consult with each other in advance and provide the non-disclosing party a reasonable opportunity to review and comment on any such disclosure, no press release or other public announcement, statement or comment in response to any inquiry relating to the Transactions shall be issued, made or permitted to be issued or made by any party to this Agreement or any of its Affiliates or representatives without the prior written consent of the other parties hereto; provided, however, that any Affiliate of an Eligible Holder may disclose the Transactions and any material term hereof to its investors and potential investors in the ordinary course of business. For the avoidance of doubt, nothing herein shall restrict the Buyers, the IASIS Parties and the Financing Sources from making customary announcements and communications in connection with the arrangement and syndication of the Debt Financing.

5.8.    Debt Financing Cooperation.

(a)

(i)    Each of the MPT Parties shall use its respective reasonable best efforts (and shall cause MPT and its Affiliates to use its reasonable best efforts) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions (including the flex provisions in any related fee letter) described in the Debt Commitment Letter or on other terms that are (1) acceptable to the Debt Financing Sources and (2) not materially less favorable, taken as a whole, to the MPT Parties or MPT, no later than the Closing Date, and shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision under, or any replacement of, the Debt Commitment Letter if such amendment, modification, supplement, waiver or replacement would (A) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount), including pursuant to the terms of any automatic reduction thereof, except to the extent that such reduction is in respect of alternative sources of funding secured by the MPT Parties in the form of credit facility borrowings, cash on the balance sheet (to the extent not funded by revolver borrowings under MPT’s existing credit facility), proceeds of asset sales and/or debt or equity security issuance proceeds; provided, however, that (x) any such credit facility borrowings and alternative sources shall not (I) reduce the aggregate amount of the Debt Financing such that the aggregate funds that would be available to MPT, the MPT Parties and their Affiliates on the Closing Date would not be sufficient to provide the funds required to be funded on the Closing Date in connection with the consummation of the Transactions, the transactions contemplated under the Master Agreement, and to pay all related fees and expenses, (II) be subject to any conditions precedent or contingencies to the funding on the Closing Date more onerous than the conditions precedent and contingencies to the Debt Financing as set forth in the Debt Commitment Letter on the date of this Agreement or (III) otherwise contain provisions that would reasonably be expected to (a) delay or make less likely the funding of the amounts required to be paid in connection with the consummation of the Transactions, the transactions contemplated under the Master Agreement, and to pay all related fees and expenses on the Closing Date or otherwise prevent, delay or impair the Transactions contemplated by this Agreement or the transactions contemplated by the Master Agreement in any material respect or (b) adversely affect the ability of MPT, the MPT Parties and their Affiliates to timely consummate the Transactions contemplated hereby or the transactions contemplated under the Master Agreement; and (y) the proceeds of any such credit facility borrowings or debt or alternative sources shall be held solely for application to the amounts required to be paid in connection with the consummation of the Transactions and the transactions contemplated under the Master Agreement and the payment of all related fees and expenses (collectively, the “Bridge Reduction Conditions”); (B) impose new or additional conditions or contingencies or otherwise expand, amend or modify any of the conditions to the Debt Financing if such conditions or contingencies would reasonably be expected to materially delay or prevent the Closing or the closing of the transactions contemplated under the Master Agreement, to make either the Closing or the closing of the transactions contemplated under the Master Agreement materially less likely to occur or to adversely affect MPT’s, the MPT Parties’ or their Affiliates’ ability to enforce their rights against another party to the Debt Commitment Letter; or (C) otherwise expand, amend or modify any other provision of the Debt Commitment Letter in a manner that would reasonably be expected to materially delay or prevent either the Closing or the closing of the transactions contemplated under the Master Agreement, to make either the Closing or the closing of the transactions contemplated under the Master Agreement materially less likely to occur or to adversely affect MPT’s or the MPT Parties’ ability to enforce their rights against another party to the Debt Commitment Letter (each of the foregoing, a “Prohibited Amendment”); provided however, that, for the avoidance of doubt, MPT may amend or amend and restate the Debt Commitment Letter solely to add additional arrangers, bookrunners and agents and in any manner that would not constitute a Prohibited Amendment. The MPT Parties shall promptly deliver to the IASIS Parties copies of any amendment, supplement, modification, waiver or replacement of the Debt Commitment Letter. For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted or required, as the case may be, to be amended, supplemented, modified, waived or replaced by Section 5.8(a) and references to “Debt Commitment Letter” shall include such documents as permitted, or required, as the case may be, to be amended, supplemented, modified, waived or replaced by this Section 5.8(a).

(ii)    Each of the MPT Parties shall use its reasonable best efforts (and shall cause MPT to use its reasonable best efforts) (A) to maintain in full force and effect the Debt Commitment Letter until consummation of the transactions contemplated by this Agreement or, subject to the Bridge Reduction Conditions, the securing of alternative sources of funding including but not limited to cash on hand and available funds under any revolving credit facilities to consummate the Transactions and the transactions contemplated under the Master Agreement, (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the flex provisions applicable thereto) contained in the Debt Commitment Letter (or on terms that, taken as a whole, are not materially less favorable to MPT or the MPT Parties than the terms and conditions (including the flex provisions) in the Debt Commitment Letter); provided that in no event may any such definitive agreement contain any term or condition that would not be permitted under Section 5.8(a)(i) if it were an amendment, supplement, modification, waiver of any provision, or replacement of the

Debt Commitment Letter, (C) to satisfy on a timely basis (or obtain the waiver of) all of the conditions and covenants applicable to MPT or the MPT Parties in the Debt Commitment Letter and such definitive agreements with respect thereto (other than any condition where the failure to be so satisfied is a direct result of the IASIS Parties’ failure to furnish information described in Section 5.8(b)) and, if all of the conditions in Sections 6.1 and 6.2 have been or as of the Closing will be satisfied or waived, to consummate the Debt Financing at or prior to the Closing including, if all of the conditions to funding in the Debt Commitment Letter have been satisfied, by enforcing its rights under the Debt Commitment Letter to cause the Financing Sources, lenders and other Persons committing to provide the Debt Financing to comply with their obligations under the Debt Commitment Letter and definitive financing agreements for the Debt Financing and to fund such Debt Financing at Closing (for the purpose of funding the Transactions and the transactions contemplated by the Master Agreement); provided, however, that notwithstanding anything to the contrary in this Section 5.8 or otherwise in this Agreement, the MPT Parties shall not have any obligation to undertake or threaten to undertake any enforcement action against the Financing Sources, and (D) to comply with its obligations under the Debt Commitment Letter and the definitive financing agreements for the Debt Financing. The MPT Parties shall keep the IASIS Parties reasonably informed and in reasonable detail of any material and adverse activity concerning the Debt Financing (including the status thereof). The MPT Parties shall provide (or cause to be provided) to the IASIS Parties information and documentation as shall be reasonably requested by the IASIS Parties for purposes of monitoring the progress of the financing activities. Without limiting the generality of the foregoing, the MPT Parties shall give the IASIS Parties prompt written notice (and, in any event, within five (5) Business Days) of (1) the termination or expiration of the Debt Commitment Letter or definitive agreements related to the Debt Financing, (2) the receipt of any written notice or other written communication, in each case from any Financing Source with respect to any breach, default, termination or repudiation by any party to the Debt Commitment Letter or definitive agreements related to the Debt Financing or of any provisions of the Debt Commitment Letter or definitive agreements related to the Debt Financing contemplated by the Debt Commitment Letter (3) the existence of any material dispute or other material disagreement between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing (excluding, in each case, negotiations in the ordinary course relating to the Debt Financing) with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing, and (4) any good faith determination by the MPT Parties that MPT likely will not be able to obtain the Debt Financing in all material respects on the terms and conditions or in the manner contemplated by any of the Debt Commitment Letter or definitive agreements related to the Debt Financing. Without limiting the foregoing, as soon as reasonably practicable, but in any event within three (3) Business Days of the date the IASIS Parties deliver to the MPT Parties a written request therefor, the MPT Parties shall provide (or cause to be provided) to the IASIS Parties and their representatives any and all information reasonably requested by the IASIS Parties relating to any circumstances referred to in clause (1), (2), (3) or (4) of the immediately preceding sentence.

(iii)    If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any flex provisions applicable thereto) contemplated in the Debt Commitment Letter, each of the MPT Parties shall (and shall cause MPT and its Affiliates to) use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing on terms, taken as a whole, no less favorable in any material respect to MPT or the MPT Parties than the Debt Financing from alternative sources in an amount sufficient, when added to the portion of the Debt Financing that is available, to consummate the transactions contemplated by this Agreement and as contemplated under the Master Agreement and to pay all related fees and expenses (“Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain and provide the IASIS Parties with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). As applicable, references in this Agreement (i) to Debt Financing shall include Alternative Financing and (ii) to any Debt Commitment Letter shall include the Alternative Financing Commitment Letter.

(iv)    If the Debt Commitment Letter is replaced, amended, supplemented or modified, including as a result of obtaining Alternative Financing, or if the MPT Parties (or MPT) substitute other debt financing for all or any portion of the Debt Financing in accordance with this Section 5.8(a), each of the MPT Parties shall comply with its obligations under this Agreement, including this Section 5.8(a), with respect to the Debt Commitment Letter as so replaced, amended, supplemented or modified to the same extent that the MPT Parties were obligated to comply prior to the date the Debt Commitment Letter was so replaced, amended, supplemented or modified.

(v)    The MPT Parties acknowledge and agree that the obtaining of the Debt Financing, or any Alternative Financing, is not a condition to Closing or to any of its other obligations under this Agreement (or to the closing and funding of the transactions contemplated under the Master Agreement).

(b)    Prior to the Closing Date, the IASIS Parties shall use their reasonable best efforts to provide to the MPT Parties, and shall use its reasonable best efforts to cause its representatives, including legal and accounting representatives, to provide, in each case at the MPT Parties’ sole expense, such cooperation as may be reasonably requested by the MPT Parties, including using reasonable best efforts (in each case, to the extent customary in connection with the arrangement of the Debt Financing on terms contemplated by the Debt Commitment Letter delivered on or prior to the date hereof (or any replacement thereof for a financing of the type contemplated to be incurred under the Debt Commitment Letter delivered on or prior to the date hereof)) to (i) furnish to the MPT Parties such financial and other pertinent information regarding the IASIS Parties as may be reasonably requested by the MPT Parties (provided, that in connection with the foregoing clause, the IASIS Parties (x) shall only be obligated to deliver such financial statements and information to the extent they may be reasonably obtained from the books and records of IASIS and its Subsidiaries without undue effort or expense and (y) shall not be obligated to deliver any pro forma financial information), (ii) prior to the end of the Marketing Period, participate in a reasonable number of meetings and presentations with prospective lenders and investors, and sessions with the ratings agencies contemplated by the Debt Commitment Letter delivered on or prior to the date hereof (or any replacement thereof for a financing of the type contemplated to be incurred under the Debt Commitment Letter delivered on or prior to the date hereof), in each case upon reasonable notice and at mutually agreeable dates and times in connection with the Debt Financing; (iii) prior to the end of the Marketing Period, reasonably assist the MPT Parties, MPT and the Financing Sources in their preparation of (A) any bank information memoranda (including the delivery of customary authorization and representation letters to the extent contemplated by the Debt Commitment Letter delivered on or prior to the date hereof (or any replacement thereof for a financing of the type contemplated to be incurred under the Debt Commitment Letter delivered on or prior to the date hereof); provided that such authorization and representation letters shall relate solely to information with respect to the IASIS Parties included in the related marketing materials) and related lender presentations and (B) materials for rating agency presentations; and (iv) prior to the end of the Marketing Period, reasonably cooperate with the marketing efforts of the MPT Parties, MPT and their Financing Sources with respect to the Debt Financing, in each case, to the extent customarily requested in connection with financings of the type contemplated to be incurred under the Debt Commitment Letter delivered on or prior to the date hereof (or any replacement thereof for a financing of the type contemplated to be incurred under the Debt Commitment Letter delivered on or prior to the date hereof). Notwithstanding the foregoing, (A) such requested cooperation shall not (i) unreasonably interfere with the business or operations of IASIS or its Subsidiaries, (ii) cause significant competitive harm to IASIS or its Subsidiaries if the transactions contemplated by this Agreement are not consummated or (iii) result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default under, any Laws or under any Material Contract to which IASIS or any Subsidiary is a party in effect, (B) nothing in this Section 5.8(b) shall require cooperation to the extent that it would (y) cause any condition to the Closing set forth in Article 6 to not be satisfied or (z) cause any breach of this Agreement or the Merger Agreement, (C) neither IASIS nor any of its Subsidiaries shall be required to (1) pay any commitment or other similar fee prior to the Effective Time, (2) incur or assume any liability in connection with the financings contemplated by the Debt Commitment Letter delivered on or prior to the date hereof (or any replacement thereof for a financing of the type contemplated to be incurred under the Debt Commitment Letter delivered on or prior to the date hereof) or the Debt Financing prior to the Effective Time, (3) deliver or obtain auditor comfort letters or opinions of internal or external counsel, (4) provide access to or disclose information where the IASIS Parties determine that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or Contract, (5) deliver any audited financial statements to the extent not already available to the IASIS Parties, (6) require the IASIS Parties to prepare separate consolidating financial statements for IASIS or any Subsidiary of IASIS, or (7) waive or amend any terms of this Agreement or any other Contract to which IASIS or its Subsidiaries is party, (D) none of the directors of IASIS or its Subsidiaries, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument with respect to the Debt Financing or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained and (E) neither IASIS nor its Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument (other than the authorization and representation letters contemplated above), including any definitive agreements with respect to the Debt Financing that is not contingent upon the Effective Time or that would be effective prior to the Effective Time and the directors and managers of IASIS’ Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case which are effective prior to the Effective Time. Notwithstanding anything to the contrary, the IASIS parties shall be deemed to have complied with this Section 5.8(b) for all purposes of this Agreement (including Article 6 and Article 7) unless the Debt Financing has not been obtained primarily as a result of the IASIS Parties’

material breach of their obligations under this Section 5.8(b).    For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.8(b) represent the sole obligation of IASIS, its Subsidiaries and their respective directors, officers or employees with respect to cooperation in connection with the arrangement of the Debt Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. The IASIS Parties hereby consent to the use of its and the Subsidiaries’ logos in connection with the Debt Financing contemplated by the Debt Commitment Letter; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage IASIS or any of the Subsidiaries or the reputation or goodwill of IASIS or any of the Subsidiaries.

(c)    None of IASIS or its Subsidiaries or their respective Affiliates or representatives shall be required to (i) take any action that would subject any such Person to actual or potential liability, (ii) bear any cost or expense or to pay any commitment or other similar fee or make any other payment or (iii) incur any other liability or provide or agree to provide any indemnity, in each case in connection with the Debt Financing or their performance of their respective obligations under this Section 5.8 and any information utilized in connection therewith prior to the Closing. The MPT Parties shall promptly, upon request by the IASIS Parties, reimburse the IASIS Parties for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by IASIS or any of the Subsidiaries in connection with the cooperation of IASIS and the Subsidiaries contemplated by Section 5.8(b), provided, however, that the IASIS Parties (and not the MPT Parties) shall be responsible for (A) fees payable to existing legal, financial or other advisors of IASIS or its Subsidiaries with respect to ordinary course services provided prior to the Closing, (B) any ordinary course amounts payable to existing employees of or consultants to IASIS or any of its Affiliates with respect to services provided prior to the Closing and (C) any amounts that would have been incurred in connection with the Transactions contemplated hereby regardless of the Debt Financing. The MPT Parties shall indemnify, defend and hold harmless each of IASIS and its Subsidiaries and Affiliates from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards judgments and penalties (including reasonably attorney’s fees and expenses) suffered or incurred by any of them in connection with the Debt Financing and the performance of their respective obligations under this Section 5.8 and any information used in connection therewith, except (i) with respect to any historical information provided by IASIS or any of its Subsidiaries in writing to be used in connection with the arrangement of the Debt Financing or (ii) to the extent that any such losses, damages, claims, costs or expenses arise as a result of the intentional and material misrepresentation or Fraud of IASIS or its Subsidiaries.

5.9.    Master Agreement. The MPT Parties shall (and shall cause MPT and its Affiliates to) use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated under the Master Agreement on the terms and conditions described in the Master Agreement no later than the Closing Date (as defined in the Merger Agreement). The MPT Parties shall not (and shall cause MPT and its Affiliates not to) permit any amendment or modification to be made to, or any waiver of any provision under, the Master Agreement if such amendment, modification, or waiver would impose new or additional conditions or contingencies or otherwise expand, amend or modify any of the conditions in a manner that would reasonably be expected to prevent or delay the closing under this Agreement or the closing under the Master Agreement.

5.10.    St. Joe’s Medical Center. IASIS covenants and agrees to cause SJ Medical Center, LLC, within fifteen (15) Business Days of the Effective Date, to execute a joinder to this Agreement pursuant to which (i) SJ Medical Center, LLC shall be added to Schedule 1 of this Agreement and become a “Seller” for all purposes of this Agreement and (ii) subject to and in accordance with the terms and provisions of this Agreement, SJ Medical Center, LLC shall convey the applicable Owned Real Property identified on Exhibit A to the MPT Parties for the Individual Purchase Price set forth on Schedule 2 hereto. For all purposes of this Agreement, including, without limitation, Section 6.2(c) below, the failure to join SJ Medical Center, LLC as a “Seller” under this Agreement shall constitute an IASIS Material Adverse Effect.

5.11.    Post-Signing Matters.

(a)    Following the Effective Date, the IASIS Parties shall reasonably cooperate with the MPT Parties in the MPT Parties efforts (a) to obtain, review and finalize the Title Commitments and Surveys for the Owned Real Property identified on the property listing attached as Exhibit A and for which the same have not been received or finalized as of the Effective Date; (b) to identify any portions of the real property on Exhibit A (if any) that are owned in fee simple by any of the Sellers but which are not otherwise included on Exhibit A as of the Effective Date (whether one or more, if any, the “Additional Parcels”) and, if any such Additional Parcels are identified, to add such Additional Parcels to Exhibit A as “Owned Real Property” under this Agreement. If any such Additional Parcels are identified, at the option of the MPT Parties and upon written request to the IASIS Parties, the Parties will update Exhibit A to include any such Additional Parcels on Exhibit A.

(b)    With respect to the four (4) parcels identified on Exhibit A with Tax Parcel ID #049400-000-006500-00000-8, #053300-000-060300-00000-1, 049250-000-000100-00000-2, and 049250-000-000250-00000-5, each of which constitute Unallocated Parcels (collectively, the “Optional Properties”), at any time within thirty (30) days after the Effective Date, the MPT Parties shall have the right to elect not to acquire the Optional Properties; it being understood and agreed, however, if the MPT Parties elect not to acquire the Optional Properties there shall be no reduction or adjustment of the Purchase Price and, any price allocations with respect to the Optional Properties shall be allocated or reallocated by the IASIS Parties in accordance with Section 1.7(c).

6.    CONDITIONS TO OBLIGATION TO CLOSE; DELIVERABLES; CLOSING MATTERS.

6.1.    Conditions to the Obligations of Each Party to Effect the Transactions. The respective obligations of the Parties to consummate the Transactions are subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:

(a)    No Injunctions or Legal Prohibitions. No temporary restraining order, preliminary or permanent injunction or other judgment, Order or decree issued by a court of competent jurisdiction or other Governmental Authority which prevents the consummation of the

Transactions shall have been issued and remain in effect, and no Law shall have been enacted, promulgated or enforced by any Governmental Authority which would make the consummation of the Transactions illegal or would prohibit or prevent the consummation of the Transactions; provided, however, that the parties shall use their respective reasonable best efforts (including by way of appeal) to have any Order, injunction or judgment vacated, reversed, lifted or otherwise rendered ineffective.

(b)    Litigation. No Litigation initiated or joined by a Governmental Body shall be pending wherein an unfavorable Order or judgment would prevent the carrying out of the Transactions, declare unlawful the Transactions or cause such Transactions to be rescinded.

(c)    Merger Confirmation. IASIS and Steward shall have confirmed in writing to the MPT Parties that they will consummate the closing under the Merger Agreement immediately following (and on the same Business Day as) the Closing under this Agreement.

6.2.    Additional Conditions to Obligations of the MPT Parties. The obligations of the MPT Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions (unless waived in writing, to the extent permitted by applicable Law, by the MPT Parties):

(a)    Representations and Warranties. The representations and warranties of the IASIS Parties (i) set forth in Sections 2.1(a), 2.2(a), and 2.3 shall be true and correct in all material respects as of the date of this Agreement and at and as of the time of the Closing with the same effect as though made as of the time of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) set forth in this Agreement other than those Sections specifically identified in clause (i) of this Section 6.2(a), in each case without giving effect to any materiality, “IASIS Material Adverse Effect” or other similar materiality qualifications therein (except that the word “Material” in the defined term “Material Contract” and the qualification as to IASIS Material Adverse Effect, shall not be disregarded for any of such purposes), shall be true and correct as of the date of this Agreement and at and as of the time of the Closing as if made on and as of the time of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a IASIS Material Adverse Effect.

(b)    Performance. The IASIS Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the IASIS Parties on or prior to the Closing Date.

(c)    No Material Adverse Effect. Following the date hereof and prior to Closing, there shall not have occurred any IASIS Material Adverse Effect or any fact, circumstance, occurrence, change or event which, individually or in the aggregate, would reasonably be expected to result in an IASIS Material Adverse Effect.

(d)    Delivery of Real Property. At the Closing, with respect to the applicable portion of the Owned Real Property, the applicable Seller will convey to the applicable Buyer marketable fee simple title to the Owned Real Property of such Seller, (x) with the title condition of such Owned Real Property being consistent with the title condition of such Owned Real Property as of the Effective Date (and, to the extent obtained as of the Effective Date, consistent with the Title Commitments and Surveys identified on Schedule 6.2(d)), in each case subject only to such changes in such title occurring since the Effective Date as would not have or reasonably be expected to have an IASIS Material Adverse Effect, and (y) with such Owned Real Property free of any Monetary Encumbrances.

6.3.    Additional Conditions to Obligations of the IASIS Parties. The obligation of the IASIS Parties to consummate the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by IASIS at or prior to the Closing Date:

(a)    Representations and Warranties. The representations and warranties of the MPT Parties set forth in this Agreement, in each case without giving effect to any materiality, “MPT Material Adverse Effect” or other similar materiality qualifications therein, shall be true and correct as of the date of this Agreement and at and as of the Closing as if made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct would not have, or would not reasonably be expected to have, individually or in the aggregate, an MPT Material Adverse Effect.

(b)    Performance of Obligations of the MPT Parties. Each of the MPT Parties shall have performed and complied in all material respects with all agreements, conditions, covenants and obligations required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date.

(c)    Material Adverse Effect. There shall not have occurred an MPT Material Adverse Effect.

(d)    Purchase Price. The applicable MPT Parties shall deliver to the applicable IASIS Parties the aggregate Purchase Price, all in immediately available funds as described in Section 1.4.

6.4.    Transfer Taxes; Diligence Expenses. Steward, pursuant to a separate written agreement with the MPT Parties, shall pay (a) the costs and expenses of the Title Commitments, Title Policies, Surveys, Zoning Reports, appraisals, property condition reports, environmental reports, and any and all other reports, studies, materials or due diligence information obtained by the MPT Parties or Steward, whether or not the transactions contemplated under this Agreement are consummated, and (b) any and all Transfer Taxes, recording taxes, title search, escrow, and closing fees charged by the Title Company in connection with the Closing.

6.5.    Waiver of Conditions. From and after the Closing, all conditions to the Closing shall be deemed to have been satisfied or waived.

6.6.    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to cause the Closing to occur as required by Section 5.6.

7.    TERMINATION.

7.1.    Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as follows:

(a)    by the mutual written agreement of the MPT Parties and IASIS Parties;

(b)    at any time after January 13, 2018 (the “Termination Date”) by either the IASIS Parties or the MPT Parties, by giving written notice of such termination to the other parties, if the Closing shall not have occurred on or prior to such date (unless the failure to consummate the Closing by such date shall be due to or have resulted from any breach of the representations or warranties made by, or the failure to perform or comply with any of the agreements or covenants hereof to be performed or complied with prior to the Closing by, the party seeking to terminate this Agreement); provided, however, if written approvals from the Arizona Health Care Cost Containment System (AHCCCS) or Utah Department of Insurance are not received prior to December 31, 2017 in accordance with the terms and provisions of the Merger Agreement, then the Termination Date shall automatically be extended to February 28, 2018;

(c)    by either the IASIS Parties or the MPT Parties, by giving written notice of such termination to the other parties, if any restraint of the type set forth in Section 6.1(a) permanently prohibiting, enjoining or restraining the consummation of the Transactions shall have become final and non-appealable provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such restraint was primarily due to the intentional and material breach of such Party of its obligations under this Agreement;

(d)    subject to the provisions of Section 10.8, by the IASIS Parties, by written notice of such termination to the MPT Parties, if the MPT Parties have breached or failed to perform any of their respective covenants or other agreements set forth in this Agreement or if any representation or warranty of the MPT Parties contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied as of the time of such breach or failure or as of the time such representation or warranty was or shall have become inaccurate and (ii) such breach or failure to perform or inaccuracy cannot be cured by the MPT Parties, as the case may be, or if capable of being cured, shall not have been cured within thirty (30) calendar days after receipt by the MPT Parties of notice in writing from the IASIS Parties, specifying the nature of such breach, failure or inaccuracy and requesting that it be cured; provided that the IASIS Parties shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would result in the closing conditions set forth in Section 6.1 or Section 6.2 (other than those conditions which by their terms are to be satisfied at the Closing) not being satisfied;

(e)    by the MPT Parties, by written notice of such termination to the IASIS Parties, if the IASIS Parties have breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of the IASIS Parties contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach or failure or as of the time such representation or warranty was or shall have become inaccurate, and (ii) such breach or failure to perform or inaccuracy cannot be cured by the IASIS Parties or, if capable of being cured, shall not have been cured within thirty (30) calendar days after receipt by the IASIS Parties of notice in writing from the MPT Parties specifying the nature of such breach, failure or inaccuracy and requesting that it be cured; provided that the MPT Parties shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the MPT Parties are then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement that would result in the closing conditions set forth in Section 6.1or Section 6.3 (other than those conditions which by their terms are to be satisfied at the Closing) not being satisfied;

(f)    by the IASIS Parties, by written notice of such termination to the MPT Parties, if (i) the Marketing Period has ended, (ii) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions which by their terms are to be satisfied at the Closing, but such conditions must be capable of being satisfied if the Closing Date were the date valid notice of termination of this Agreement is delivered by the IASIS Parties to the MPT Parties) and the MPT Parties fail to consummate the Closing on the date required pursuant to Section 1.6(a), (iii) the IASIS Parties have irrevocably confirmed in writing to the MPT Parties that all conditions in Section 6.1 and Section 6.3 (a) and (b) (other than those conditions which by their terms are to be satisfied at the Closing) are satisfied or they are willing to waive any unsatisfied conditions and the IASIS Parties are ready, willing and able to complete the Closing, (iv) the Debt Financing has funded (or will be funded if the Closing occurs), and (v) the MPT Parties fail to consummate the transactions contemplated by this Agreement within three (3) Business Days following the later of (A) receipt of the confirmation described in Section 7.1(f)(iii) or (B) on the date the Closing should have occurred pursuant to Section 1.6(a) (it being understood that the conditions to the obligations of the MPT Parties to consummate the transactions contemplated by this Agreement set forth in Section 6.1 and Section 6.2 shall remain satisfied or waived (other than those conditions which by their terms are to be satisfied at the Closing but such conditions must remain capable of being satisfied) at the close of business on such third Business Day); or

(g)    by either the IASIS Parties or the MPT Parties, by giving written notice of such termination to the other parties, in the event of a valid termination of the Merger Agreement.

7.2.    Effect of Termination.

(a)    In the event of the termination of this Agreement in accordance with Section 7.1 hereof, (i) this Agreement shall thereafter become void and have no effect and the Transactions shall be abandoned, except that this Section 7.2, Section 5.3, Article IX, Article X and the Confidentiality Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the applicable parties, and (ii) subject to the terms and conditions of the surviving provisions of this Agreement, there shall be no Liability or obligation on the part of the MPT Parties or the IASIS Parties (or any of their respective Affiliates, directors, officers, employees, equityholders or agents). Notwithstanding the immediately preceding sentence of this Section 7.2(a), termination of this Agreement pursuant to Section 7.2 shall not release any party hereto from any liability (x) pursuant to the sections specified in this Section 7.2(a) that survive such termination or (y) except as expressly provided in any of the provisions that survive such termination, for any intentional and material breach, default or failure to fulfill any covenant or agreement by a party under this Agreement or Fraud, in each case that occurred prior to such termination; provided, however, that if this Agreement is terminated by either the MPT Parties or the IASIS Parties pursuant to Section 7.1(c), then the non-terminating Party shall have no Liability or obligation with respect to any intentional and material breach of such Party of its obligations under this Agreement (other than any intentional and material breach that was the primary cause of the restraint giving rise to the terminating Party’s right to terminate this Agreement under Section 7.1(c)).

(b)    If this Agreement is terminated by (i) the MPT Parties pursuant to Section 7.1(b) and, at the time of such termination, the IASIS Parties would be able to terminate this Agreement pursuant to Section 7.1(f) (but for such termination pursuant to Section 7.1(b)), (ii) the IASIS Parties pursuant to Section 7.1(d) as the result of a finally determined intentional and material breach by the MPT Parties of any of the representations, warranties, covenants or agreements set forth in this Agreement, or (iii) the IASIS Parties pursuant to Section 7.1(f), then, in each case, the MPT Parties shall pay, or cause to be paid, to the IASIS Parties, by wire transfer of immediately available funds within five (5) Business Days after the date on which this Agreement is so terminated, $75,000,000 in cash (the “Reverse Termination Fee”); provided, that (i) if, and only if, IASIS or its Affiliates are entitled to receive the “Reverse Termination Fee” (as defined in the Merger Agreement) from Steward or Merger Sub under the Merger Agreement, then the MPT Parties shall have no liabilities or obligations to the IASIS Parties under this Agreement to pay the Reverse Termination Fee; and (ii) for the purposes of this Section 7.2(b) “finally determined” means (x) the Parties have so determined by mutual agreement or (y) when a final non-appealable judgment by a court of competent jurisdiction has been entered with respect to such claim (it being acknowledged and agreed that “non-appealable” means such time when all allowable appeals of such claim have been exhausted, the time for filing such appeal has expired or the party controlling the defense of such claim otherwise chooses not to appeal); provided, further, that for purposes of determining any interest payable pursuant to Section 7.2 following such final determination, the “date such payment was required to be made” shall be the date the IASIS Parties delivered to the MPT Parties written notice terminating this Agreement or the date the IASIS Parties delivered a written demand for the Reverse Termination Fee.

(c)    The parties acknowledge that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement and (ii) payment of the Reverse Termination Fee shall constitute reasonable liquidated damages to the IASIS Parties for their time, effort and expense and the benefit of the bargain lost in connection with pursuing the transactions contemplated by this Agreement or other opportunities and shall not constitute a penalty; accordingly, if the MPT Parties fail to timely pay the Reverse Termination Fee when due pursuant to this Section 7.2, (1) the MPT Parties shall pay to the IASIS Parties interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received and (2) if in order to obtain such payment, the IASIS Parties commence a proceeding which results in a judgment of all or a portion of the Reverse Termination Fee, the MPT Parties shall pay the IASIS Parties’ out-of-pocket costs and expenses (including attorney’s fees and expenses of enforcement) in connection with such proceeding. Further, if the IASIS Parties commence a proceeding which does not result in a judgment for the IASIS Parties, the IASIS Parties shall pay the MPT Parties out-of-pocket costs and expenses (including attorneys’ fees and expenses of enforcement) in connection with such proceeding. Notwithstanding anything to the contrary contained in this Agreement or otherwise, but subject to the last sentence of this Section 7.2(c), if this Agreement is terminated by the IASIS Parties in accordance with Section 7.1(d) or Section 7.1(f) and, in any such case, the Reverse Termination Fee is paid pursuant to Section 7.2(b), then (A) the IASIS Parties’ receipt of the Reverse Termination Fee shall constitute liquidated damages and shall be the sole and exclusive remedy (whether at law, in equity, in Contract, in tort, or otherwise) of the IASIS Parties and each of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, equity holders, controlling Persons, Affiliates or assignees of any of the foregoing and any Person claiming by, through or on behalf of any of the foregoing (collectively, the “IASIS Related Persons”) against the MPT Parties and their respective Affiliates, and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, partnerships, managers, management companies, members, stockholders, equity holders, debt financing sources, controlling Persons, Affiliates and assignees of any of the foregoing, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Related Persons”) for any and all breaches, damages, Liabilities or Losses suffered or incurred by the IASIS Parties or any other IASIS Related Person based upon, resulting from, arising out of or in connection with this Agreement, the Transactions, the termination of this Agreement or any breach of any covenant or agreement in this Agreement or circumstances giving rise to such breach, or any matter forming the basis for such termination or breach, and (B) no IASIS Related Person shall be entitled to assert, bring or maintain, and IASIS on behalf of itself and each IASIS Related Person hereby waives any right to assert, bring or maintain, any claim, suit or other Litigation against the MPT Parties or any other Buyer Related Person based upon, resulting from, arising out of or in connection with this Agreement, the Transactions, the termination of this Agreement or any breach of any covenant or agreement in this Agreement or circumstances giving rise to such breach, or any matter forming the basis for such termination or breach, whether by or through (1) attempted piercing of the corporate veil, (2) a claim by or on behalf of the MPT Parties or one of their Affiliates against another Buyer Related Person or (3) any legal or equitable proceeding whether at law, in equity, in Contract, in tort or otherwise. If any Buyer Related Person makes any payment in respect of any breach of this Agreement, and thereafter the IASIS Parties are entitled to receive the Reverse Termination Fee under Section 7.2(b), the amount of such Reverse Termination Fee shall be reduced by the aggregate amount of any payments made by the MPT Parties or any of their respective Affiliates to any IASIS Related Person in respect of any such breaches of this Agreement. For the avoidance of doubt, (x) the IASIS Parties will be entitled to seek specific performance of this Agreement to the extent permitted by Section 10.8 while also seeking payment of the Reverse Termination Fee, but the IASIS Parties shall not be entitled to both obtain specific performance to cause the Closing to occur pursuant to Section 10.8 and also receive the Reverse Termination Fee; (y) notwithstanding anything to the contrary herein, the MPT Parties may elect to consummate the Closing after receipt of written notice of termination in lieu of paying the Reverse Termination Fee if, and only if, the Merger Agreement is at such time in full force and effect and the Merger will close immediately after the Closing under this Agreement, but not otherwise; and (z) in no event shall the Reverse Termination Fee be paid under this Agreement (i) on more than one occasion or (ii) if IASIS or its Affiliates are entitled to receive the “Reverse

Termination Fee” (as defined in the Merger Agreement) from Steward or its Affiliates under the Merger Agreement. Without limiting the foregoing, the maximum aggregate liability of each of the IASIS Parties, on the one hand, and the MPT Parties, on the other hand, in connection with this Agreement and the Transactions shall be limited to $75,000,000 plus, in the case of the MPT Parties, the amounts described in clauses (1) and (2) above (the “Liability Limitation”), provided, however that (x) in such case neither the MPT Parties nor any Buyer Related Person, on the one hand, and neither the IASIS Parties nor any IASIS Related Person, on the other hand, shall seek or obtain nor shall it permit any of its Representatives or any other Person on its or their behalf to seek or obtain nor shall any Person be entitled to seek or obtain any monetary recovery or award or any monetary damages of any kind in the aggregate in excess of the Liability Limitation against the IASIS Related Persons or Buyer Related Persons, respectively and (y) the Liability Limitation against the IASIS Related Persons shall be reduced on a dollar for dollar basis by any amounts paid by the IASIS Related Persons to Steward or its Affiliates pursuant to Section 8.03(c) of the Merger Agreement. Notwithstanding anything to the contrary in this Section 7.2, in no event shall Steward, Merger Sub or any of their Affiliates be deemed Buyer Related Persons and nothing in this Section 7.2 shall in any way limit, modify, impair, waive or otherwise affect any obligations of Steward, Merger Sub or their Affiliates to the IASIS Related Persons under or pursuant to the Merger Agreement, or otherwise limit, modify, impair, waive or otherwise affect any of the rights or remedies of the IASIS Related Persons against Steward, Merger Sub or their Affiliates under or pursuant to the Merger Agreement.

(d)    If this Agreement is terminated pursuant to Section 7.1 hereof, all confidential information received by the parties shall be treated in accordance with Section 5.3 hereof and, if applicable, the Confidentiality Agreement referred to in such Section.

8.	INTENTIONALLY OMITTED.

9.	REPRESENTATIVES OF PARTIES.

9.1.    IASIS Parties. Each of the IASIS Parties hereby appoints IASIS as their duly authorized agent and representative (the “IASIS Parties’ Representative”) to take all actions and enforce all rights of the IASIS Parties under this Agreement, including, without limitation (i) giving and receiving any notice or instruction permitted or required under this Agreement; (ii) interpreting all of the terms and provisions of this Agreement; (iii) authorizing payments or obtaining reimbursement as may be provided for herein; (iv) consenting to, compromising or settling all disputes with the MPT Parties under this Agreement; (v) conducting negotiations and dealing with the MPT Parties under this Agreement; and (vi) taking any other actions on behalf of the IASIS Parties relating to the IASIS Parties’ rights, claims, duties and obligations under this Agreement. In the performance of the MPT Parties’ respective duties and obligations hereunder, the MPT Parties shall be authorized and permitted to correspond and transact with IASIS Parties’ Representative on behalf of all the IASIS Parties and shall be entitled to rely upon any document or instrument executed and delivered by the IASIS Parties’ Representative.

9.2.    MPT Parties. The MPT Parties hereby appoint MPT Sycamore Opco, LLC as their duly authorized agent and representative (the “MPT Representative”) to take all actions and enforce all rights of the MPT Parties under this Agreement, including, without limitation, (i) giving and receiving any notice or instruction permitted or required under this Agreement; (ii)

interpreting all of the terms and provisions of this Agreement; (iii) authorizing payments or obtaining reimbursement as may be provided for herein; (iv) consenting to, compromising or settling all disputes with the IASIS Parties under this Agreement; (v) conducting negotiations and dealing with the IASIS Parties under this Agreement; and (vi) taking any other actions on behalf of the MPT Parties relating to the MPT Parties’ rights, claims, duties and obligations under this Agreement. In the performance of the IASIS Parties’ respective duties and obligations hereunder, the IASIS Parties shall be authorized and permitted to correspond and transact with the MPT Representative on behalf of all the MPT Parties and shall be entitled to rely upon any document or instrument executed and delivered by the MPT Representative.

10.	GENERAL PROVISIONS.

10.1.    Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Person for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service (with signed confirmation of receipt), if sent by email of a PDF document (with confirmation of receipt) or if sent by facsimile, provided that the facsimile or email is promptly followed by a confirmation copy delivery by registered or certified mail or by a national courier service, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

    if to IASIS Parties:     c/o IASIS Healthcare Corporation

117 Seaboard Lane

Franklin, TN 37067

Attention: Corporate Secretary

Facsimile: (615) 467-1250

Email: cchi@iasishealthcare.com

    if prior to Closing,

    with a copy to: Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Julie H. Jones & C. Michael Roh

Facsimile: (617) 951-7050

Email: julie.jones@ropesgray.com;

            michael.roh@ropesgray.com

    if after Closing,

    with a copy to: McDermott Will & Emery LLP

227 West Monroe Street

Chicago, Illinois 60606-5096

Attn: Ankur Gupta, Esq.

Facsimile: (312) 984-7700

Email: ankurgupta@mwe.com

    if to MPT Parties:       c/o MPT Operating Partnership, L.P.

1000 Urban Center Drive, Suite 501

Birmingham, Alabama 35242

Attn: Legal Department

Fax: (205) 969-3756

Email: legal@medicalpropertiestrust.com

    with a copy to: Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

420 20th Street North

1400 Wells Fargo Tower

Birmingham, Alabama 35203

Attn: Thomas O. Kolb, Esq.

Fax: (205) 322-8007

Email: tkolb@bakerdonelson.com

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by national courier service for next business day delivery, or (iii) the Business Day received (or the immediately following Business Day, if not received on a Business Day), if sent by facsimile or email or any other permitted method.

10.2.    Disclosure Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The IASIS Parties may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any reference to dollar amounts, shall not be deemed (i) to be an acknowledgement or representation that such items are material, (ii) to establish any standard of materiality or (iii) to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Schedules to which such matter’s application or relevance is reasonably apparent on the face of such disclosure. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

10.3.    Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, however, that, subject to the following proviso, the MPT Parties may assign their rights and interests (or any portion thereof) under this Agreement, to any Affiliate, but, in any such event, the assignor and MPT Parties shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected; provided, further, that in no event shall the MPT Parties be permitted to assign this Agreement to any Person to the extent such that, as a result of such assignment, either (x) any additional consent or approval of, or filing, declaration or registration with, any Governmental Body or other Person would be required under this Agreement or in connection with the Transactions or (y) any material delay would occur with respect to any consent or approval of, or filing, declaration or registration with, any Governmental Body or other Person that otherwise is required to be made under Section 2.5 (or obtaining any such consent or approval would be made materially less likely). Any attempted assignment without obtaining such required consent shall be null and void.

10.4.    Severability. The Parties agree that each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any application of this Agreement (as to any Party or otherwise) is held to be prohibited by or invalid under applicable law, such provision or application shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other applications of this Agreement.

10.5.    Interpretation. The definitions set forth in Annex A and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof and “hereunder” and words of similar import shall be deemed to refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereof, unless the context shall otherwise require. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections and Schedules of, and Exhibits to, this Agreement, unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a “day” or number of “days” that does not refer explicitly to a “Business Day” or “Business Days” shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.6.    Fees and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the party incurring such expenses.

10.7.    Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

(a)    This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the Transactions (whether in law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the laws of the State of Delaware, its rules of conflict of laws notwithstanding. Each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery lacks jurisdiction, the United States District Court for the District of Delaware or the Superior Court of the State of Delaware, in any suit, action or proceeding described in the immediately preceding sentence of this Section 10.7(a). Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 10.1. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in (i) the Court of Chancery of the State of Delaware, (ii) the United States District Court for the District of Delaware or (iii) the Superior Court of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source, or any of its representatives, in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and that the provisions of Section 10.7(b) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7(b).

10.8.    Specific Performance and Remedies.

(a)    Each of the parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the MPT Parties and the IASIS Parties would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at Law pursuant to the terms of this Agreement (including and subject to Section 7.1 and Section 10.8(b) below), a party shall be entitled (i) to injunctive relief without the posting of any bond to prevent breaches of this Agreement and (ii) to specifically enforce the terms and provisions hereof. Subject to Section 7.1 and Section 10.8(b), each party further waives any defense that a remedy at Law would be adequate in any action or Litigation for specific performance or injunctive relief hereunder.

(b)    Notwithstanding anything in this Section 10.8 to the contrary, it is agreed that the right of the IASIS Parties to seek specific performance to cause the MPT Parties to consummate the Closing shall be subject to the requirements that (i) the Marketing Period has ended, (ii) all of the conditions to Closing set forth in Sections 6.1 and 6.2 are satisfied (other than (x) those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or, if permissible, waiver of those conditions and (y) Section 6.1(c) to the extent that the IASIS Parties or their Affiliates are seeking or pursuing specific performance against Steward or its Affiliates under Section 10.12 of the Merger Agreement and the MPT Parties fail to consummate the Closing on the date required pursuant to Section 1.6(a), (iii) all of the conditions to the consummation of the financing provided by the Debt Commitment Letter (or, if Alternative Financing is being used in accordance with Section 5.8(a), pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their terms are to be satisfied at Closing), (iv) the Debt Financing has funded (or will be funded if the Closing occurs) and (v) the IASIS Parties have delivered written notice to the MPT Parties confirming irrevocably that all of the conditions set forth in Sections 6.1 (other than Section 6.1(c) to the extent that the IASIS Parties or their Affiliates are seeking or pursuing specific performance against Steward or its Affiliates under Section 10.12 of the Merger Agreement and 6.2 (other than those conditions that by their terms are to be satisfied at Closing) have been satisfied and the conditions set forth in Section 6.3 have been satisfied or waived and they are ready, willing and able to consummate the Closing, and the IASIS Parties will take all actions that are within their control to cause the Closing to occur. Notwithstanding anything to the contrary in this Agreement, under no circumstances will the IASIS Parties and/or any IASIS Related Person (collectively with all of their Affiliates) be entitled to (x) monetary damages (liquidated or otherwise) in excess of the Liability Limitation, (y) both a grant of specific performance to cause the MPT Parties to consummate the Transactions and all or any portion of the Reverse Termination Fee, or (z) a grant of specific performance to cause the MPT Parties to consummate the Transactions unless the closing under the Merger Agreement occurs or will occur immediately after the Closing under this Agreement. The election of the IASIS Parties to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the IASIS Parties from seeking to terminate this Agreement and seeking to collect the Reverse Termination Fee pursuant to Section 7.2(b); provided that the IASIS Parties’ acceptance of (x) the Reverse Termination Fee shall terminate any right to injunctive relief or specific performance hereunder and (y) injunctive relief or specific performance shall terminate any right to the Reverse Termination Fee.

(c)    The MPT Parties’ obligation to fund the Purchase Price and the Reverse Termination Fee, as applicable, under and pursuant to the terms and conditions of this Agreement is guaranteed under the Limited Guaranty. The Parties acknowledge and agree that, with respect to any funding obligations of the MPT Parties required for compliance with the specific performance remedies set forth in Sections 10.8(a) and (b) above, such funding obligations shall be subject to and guaranteed under the Limited Guaranty.

(d)    Neither party shall be liable for any consequential damages, damages based upon loss of revenue, income or profits, loss or diminution in value of assets or securities, damages calculated by “multiple of profits” or “multiple of cash flow” or other valuation methodology, or punitive, special, exemplary or indirect damages (except to the extent awarded to a third party), in each case in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in law or in equity, and whether in contract or in tort or otherwise) or otherwise. Nothing in this Section 10.8(d) shall limit the obligation of the MPT Parties to pay the Reverse Termination Fee on the terms and conditions set forth in Section 7.2(b).

10.9.    Disclaimer. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE: (a) THE REPRESENTATIONS AND WARRANTIES OF THE IASIS PARTIES EXPRESSLY SET FORTH IN ARTICLE II HEREOF AND IN ANY CERTIFICATE OR INSTRUMENT DELIVERED PURSUANT TO THIS AGREEMENT ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO THE MPT PARTIES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (a) ABOVE, NEITHER THE IASIS PARTIES NOR ANY NON-RECOURSE PARTY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE IASIS PARTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE II HEREOF AND IN ANY CERTIFICATE OR INSTRUMENT DELIVERED PURSUANT TO THIS AGREEMENT, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE IASIS PARTIES, ARE HEREBY EXPRESSLY DISCLAIMED. THE MPT PARTIES REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES AND FINANCING SOURCES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT, THE DEBT COMMITMENT LETTER, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE IASIS PARTIES AS SET FORTH IN ARTICLE II HEREOF AND IN ANY CERTIFICATE OR INSTRUMENT DELIVERED PURSUANT TO THIS AGREEMENT, AND THAT THE MPT PARTIES SHALL ACQUIRE THE OWNED REAL PROPERTY AND ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”.

Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by the MPT Parties, on behalf of themselves and their respective Affiliates and any Financing Sources, that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including, without limitation, any memoranda and materials provided by the IASIS Parties, any direct or indirect holder of equity interests in the IASIS Parties or any of their respective representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article II hereof and in any certificate or instrument delivered pursuant to this Agreement as a representation and warranty by (and only by) the IASIS Parties.

10.10.    Due Diligence Review.

(a)    Each of the MPT Parties acknowledges, covenants and agrees, on behalf of itself, and its Affiliates: (a) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the IASIS Parties; (b) that it has been furnished with or given full access to such documents and information about the IASIS Parties and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby; (c) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of the IASIS Parties expressly contained in Article II hereof and in the certificate or instrument delivered pursuant to this Agreement; and (d) that (x) no representation or warranty has been or is being made by the IASIS Parties or any other Person as to the accuracy or completeness of any of the information provided or made available to MPT Parties or any of their respective representatives and advisors and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, each of MPT Parties is familiar with such uncertainties, each of the MPT Parties is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of its respective agents or representatives, none of the MPT Parties has relied or will rely on such information, and none of the MPT Parties will assert, and each will cause their respective Affiliates not to assert, any claims against the IASIS Parties or the Non-Recourse Parties with respect thereto.

10.11.    Entire Agreement; Modification; Waiver.

(a)    This Agreement (including all Schedules and Exhibits hereto) and the Confidentiality Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

(b)    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the MPT Parties and the IASIS Parties, or in the case of a waiver, by the party against whom the waiver is to be effective, provided that Sections 7.2(b), 10.7, 10.8(d), 10.11, 10.14 and 10.16, solely to the extent applicable to the Financing Sources, cannot be amended in a manner materially adverse to the Financing Sources, without consent of the Financing Sources. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as specifically provided otherwise herein, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

10.12.    Joint Drafting. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.13.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

10.14.    Binding Effect; Limited Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The terms and provisions of this Agreement are intended solely for the benefit of the IASIS Parties, the MPT Parties, their Affiliates and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person other than any Non-Recourse Party with respect to Section 10.16 hereof, provided that the Financing Sources shall be third party beneficiaries of Sections 7.2(b), 10.7, 10.8(d), 10.11, 10.14 and 10.16.

10.15.    Exhibits within Exhibits. All exhibits or schedules referenced within any of the Exhibits attached hereto, which are not otherwise attached in an agreed upon form to such Exhibit, shall be mutually agreed to by the parties.

10.16.    No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, and except with respect to, and without limitation of, MPT’s obligations under the Limited Guaranty, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto or any Financing Source, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, relating to, or by reason of, the Transactions or in respect of any representations made or alleged to be made in connection herewith. Without limiting the foregoing and without limiting the rights of any party against the other parties hereto, and except with respect to, and without limitation of, MPT’s obligations under the Limited Guaranty, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Notwithstanding the foregoing, nothing in this Section 10.16 shall in any way limit or modify (x) any Financing Sources’ obligations to the MPT Parties under the Debt Commitment Letter or any obligation of any Financing Source to MPT Parties, or (y) any obligations of Steward, Merger Sub or their Affiliates under or pursuant to the Merger Agreement.

10.17.    Necessary Actions. Each Party shall perform any further acts and execute and delivery any documents that may be reasonably necessary to carry out the provisions of this Agreement.

[Remainder of this page intentionally blank; Signature pages follow.]

IN WITNESS WHEREOF, the undersigned Parties have executed or caused to be executed this Agreement as of the Effective Date.

IASIS HEALTHCARE CORPORATION

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

Signature Page 1 of 3

Real Property Asset Purchase Agreement

CURRENT IASIS LESSEES:

MOUNTAIN VISTA MEDICAL CENTER, LP	IASIS GLENWOOD REGIONAL MEDICAL CENTER, LP

By:	IASIS Healthcare Holdings, Inc. its general partner	By:	IASIS Healthcare Holdings, Inc. its general partner

By:	/s/ W. Carl Whitmer	By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer	Name:	W. Carl Whitmer
Title:	President and CEO	Title:	President and CEO

THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP		JORDAN VALLEY MEDICAL CENTER, LP

By:	IASIS Healthcare Holdings, Inc. its general partner	By:	IASIS Healthcare Holdings, Inc. its general partner

By:	/s/ W. Carl Whitmer	By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer	Name:	W. Carl Whitmer
Title:	President and CEO	Title:	President and CEO

SELLERS:
SOUTHWEST GENERAL HOSPITAL, LP

By:	IASIS Healthcare Holdings, Inc.
its general partner

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

ODESSA REGIONAL HOSPITAL, LP

By:	IASIS Healthcare Holdings, Inc.
its general partner

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

BRIM HOLDING COMPANY, INC.

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

MOUNTAIN POINT HOLDINGS, LLC

By:	Seaboard Development LLC
its sole member

By:	IASIS Healthcare LLC
its sole member

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

SALT LAKE REGIONAL MEDICAL CENTER, LP

By:	IASIS Healthcare Holdings, Inc. its general partner

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

ST. LUKE’S MEDICAL CENTER, LP

By:	IASIS Healthcare Holdings, Inc. its general partner

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

SEABOARD DEVELOPMENT, LLC

By:	IASIS Healthcare LLC
its sole member

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

MESA GENERAL HOSPITAL, LP

By:	IASIS Healthcare Holdings, Inc.
its general partner

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

BRIM HEALTHCARE OF TEXAS, LLC

By:	Brim Holding Company, Inc.
its manager

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

IASIS HEALTHCARE HOLDINGS, INC.

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

IASIS FINANCE TEXAS HOLDINGS LLC

By:	IASIS Finance, Inc.
its sole member

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

SEABOARD DEVELOPMENT PORT ARTHUR, LLC

By:	IASIS Healthcare LLC
its sole member

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

BEAUMONT HOSPITAL HOLDINGS, INC.

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

BRIM HEALTHCARE OF COLORADO, LLC

By:	Brim Holding Company, Inc.
its sole member

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

IASIS MANAGEMENT COMPANY

By:	/s/ W. Carl Whitmer
Name:	W. Carl Whitmer
Title:	President and CEO

MPT PARTIES:
MPT OF MESA, LLC
MPT OF WEST MONROE, LLC
MPT OF PORT ARTHUR, LLC
MPT OF WEST VALLEY CITY, LLC
MPT OF HOPE-STEWARD, LLC
MPT OF ODESSA-STEWARD, LLC
MPT OF HOUSTON-STEWARD, LLC
MPT OF PHOENIX-STEWARD, LLC
MPT OF PHOENIX BEHAVIORAL-STEWARD, LLC
MPT OF SALT LAKE CITY-STEWARD, LLC
MPT OF SAN ANTONIO-STEWARD, LLC
MPT OF TEMPE-STEWARD, LLC
MPT OF TEXARKANA-STEWARD, LLC
MPT OF LAS VEGAS-STEWARD, LLC
MPT OF HOUSTON RE - STEWARD, LLC
MPT OF LAYTON RE - STEWARD, LLC
MPT OF MARICOPA RE - STEWARD, LLC
MPT OF ODESSA RE - STEWARD, LLC
MPT OF OGDEN RE - STEWARD, LLC
MPT OF PHOENIX RE - STEWARD, LLC
MPT OF PORT ARTHUR RE - STEWARD, LLC
MPT OF WOODLAND PARK RE - STEWARD, LLC
MPT OF SAN ANTONIO RE - STEWARD, LLC
MPT OF LEHI-STEWARD, LLC

By:	MPT Operating Partnership, L.P
Its:	Sole Member of each above-referenced entity

	By:	/s/ R. Steven Hamner
	Name:	R. Steven Hamner
	Its:	Executive Vice President and CFO

ANNEX A

DEFINED TERMS

The following terms (whether or not capitalized and whether used in the singular or plural) shall have the following meanings as used in this Agreement:

“Acquired Assets” shall have the meaning set forth in Section 1.1.

“Acquisition Proposal” shall have the meaning ascribed thereto in the Merger Agreement.

“Additional Parcels” shall have the meaning set forth in Section 5.11(a).

“Affiliate” shall mean, as to any Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (ii) any other Person that owns, beneficially, directly or indirectly, 25% or more of the outstanding capital stock, shares, membership interest or other ownership interest of such Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by membership, by contract or otherwise; and the terms “controlling” and “controlled” having meanings correlative to the foregoing. For purposes of this Agreement, in no event shall Steward or any of its Subsidiaries be deemed to be an Affiliate of any of the MPT Parties or any Affiliates of the MPT Parties.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Alternative Financing” shall have the meaning set forth in Section 5.8(a)(iii).

“Alternative Financing Commitment Letter” shall have the meaning set forth in Section 5.8(a)(iii).

“Annual Financials” shall have the meaning as set forth in Section 2.6(a).

“Audited Balance Sheet” shall have the meaning as set forth in Section 2.6(a).

“Audited Balance Sheet Date” shall have the meaning as set forth in Section 2.6(a).

“Bridge Reduction Conditions” shall have the meaning set forth in Section 5.8(a)(i)

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

“Buyer Related Persons” shall the meaning as set forth in Section 7.2(c).

“Buyers” shall have the meaning set forth in the preamble of this Agreement.

“Closing” shall have the meaning set forth in Section 1.6.

“Closing Date” shall have the meaning set forth in Section 1.6.

“Closing Statement” shall have the meaning as set forth in Section 1.6(b).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Assignments” shall have the meaning set forth in Section 5.2(b).

“Collateral Leases” shall have the meaning set forth in Section 2.11(k).

“Company Incentive Plan” shall have the meaning ascribed thereto in the Merger Agreement.

“Company Representative” shall have the meaning ascribed thereto in the Merger Agreement.

“Company Shares” shall have the meaning ascribed thereto in the Merger Agreement.

“Confidentiality Agreement” shall have the meaning ascribed thereto in the Merger Agreement.

“Consents” shall have the meaning as set forth in Section 2.5(a).

“Contracts” means all written contractual agreements relating to or affecting the assets or the operation of the Owned Real Property to which any of the IASIS Parties is a party.

“Credit Facilities” shall have the meaning ascribed thereto in the Merger Agreement.

“Current IASIS Lessees” shall have the meaning set forth in the recitals of this Agreement.

“Current MPT Lessors” shall have the meaning set forth in the recitals of this Agreement.

“Debt Commitment Letter” shall have the meaning as set forth in Section 3.7(a).

“Debt Financing” shall have the meaning set forth in Section 3.7(a).

“Debt Payoff Amount” shall have the meaning as set forth in Section 1.6(b)(v).

“Deeds” shall have the meaning set forth in EXHIBIT C.

“Due Diligence Documents” means, collectively, the Property Documents, Title Commitments, Surveys, Zoning Reports, property condition reports, environmental reports, and any and all other reports, studies, materials and information delivered to or otherwise made available to the MPT Parties and its Representatives, or otherwise obtained by the MPT Parties in connection with their due diligence investigation of the Owned Real Property.

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Eligible Holder” shall have the meaning ascribed thereto in the Merger Agreement.

“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, lien (statutory or otherwise) or preference, security interest, restrictions or easements or other encumbrance of any kind or nature whatsoever.

“Environmental Law” shall mean all Laws and Orders relating to pollution, protection of the environment, occupational and worker health and safety with respect to exposure to or management of Hazardous Materials, human health and safety or natural resources, including all those relating to the presence, exposure to, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Liabilities” shall have the meaning set forth in Section 1.5.

“Facility” and “Facilities” shall each have the meaning set forth in the recitals of this Agreement.

“Financial Statements” shall have the meaning as set forth in Section 2.6(a).

“Financing Sources” shall mean JPMorgan Chase Bank, N.A., the parties to the Debt Commitment Letter and their respective former, current or future directors, officers or Affiliates.

“Fixtures” shall mean all fixtures, and other items of real property, including all components thereof, now and hereafter located in, on, or used in connection with, and that are, in each case, permanently affixed to the Owned Land, or permanently affixed or incorporated into the buildings and structures on the Owned Land, including, without limitation, all permanently affixed furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

“Fraud” means, with respect to any party, an actual and intentional fraud with respect to the making of representations and warranties contained in this Agreement, upon which any other party hereto has reasonably relied, and with respect to which such party had an actual intent to deceive and actual knowledge that the representations and warranties made by such party were actually breached when made.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Body” means any (i) national, federal, state, provincial, county, municipal or local government, foreign or domestic, (ii) political subdivision of any of the foregoing or (iii) entity, authority, agency, ministry or other similar body exercising any legislative, executive, judicial, regulatory or administrative authority or functions of or pertaining to government, including any court, commission, tribunal or other quasi-governmental entity established to perform any such function.

“Hazardous Materials” means: (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, lead, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “solid wastes,” “pollutants,” or words of similar import under any Environmental Law, (c) Medical Waste and (d) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any Environmental Law.

“Healthcare Laws” has the meaning set forth in the Merger Agreement.

“Healthcare Licenses” means, collectively, all applicable federal, state and local governmental and all nongovernmental licenses, approvals, qualifications, variances, certificates of need, franchises, accreditations, certificates, certifications, consents, permits and other authorizations and contracts, which may be (i) necessary for the operation of each of the Facilities as a general acute care hospital facility (and for such other legal ancillary uses as may be necessary or as are currently undertaken in connection with or incidental to such uses), or (ii) required for certification and participation under Medicare and Medicaid legislation and regulations, the provider programs of any Governmental Body for each particular Facility, the regulations and standards of the United States Department of Health and Human Services, and the Centers for Medicare and Medicaid Services, and/or state or federal Title XVIII and/or Title XIX provider programs applicable for each such Facility and its operations.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by HITECH provisions of the American Recovery and Reinvestment Act of 2009, and as otherwise may be amended from time to time, and any and all implementing regulations, as in effect from time to time, including, but not limited to, the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Breach Notification Standards (45 C.F.R. Parts 160 and 164) and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the final HIPAA omnibus regulations (78 Fed. Reg 5,566 et seq. Jan. 25, 2013).

“IASIS” shall have the meaning set forth in the preamble of this Agreement.

“IASIS Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development that (i) is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, results of operations or financial condition of the IASIS Parties, taken as a whole, in each case excluding any such effect to the extent resulting from, relating to or arising from (a) the public announcement or pendency of this Agreement or the Transactions, solely to the extent such effects are directly attributable to the identity of Steward, the MPT Parties and their Affiliates or their financing sources, (b) any press release or other public announcement by Steward or the MPT Parties relating to their plans or intentions with respect to the conduct of the business (or any portion thereof) of IASIS or any of its Subsidiaries other than any joint press release or any such press release or public announcement consented to in writing by IASIS, (c) changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events in general, (d) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) changes in Laws affecting the IASIS Parties or their Subsidiaries or GAAP or any underlying accounting principles or the interpretation of any of the foregoing by a Governmental Body (in each case, after the date of this Agreement), (f) force majeure events, (g) changes in IASIS’ and its Subsidiaries’ industries in general or the markets they operate in, or changes in the general business or economic conditions affecting such industries or markets, (h) any military conflict, outbreak or escalation of hostilities or war or act of foreign or domestic terrorism, (i) any action taken, or omitted to be taken, by the IASIS Parties or any of their Subsidiaries with the prior written consent of the MPT Parties or any of their Affiliates after the date hereof and on or prior to the Closing Date or (j) any failure by IASIS or its Subsidiaries to meet internal or published projections, forecasts or estimates of IASIS or its Subsidiaries (provided, however, that any effect, fact or circumstance that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (j)), except, in the cases of clauses (c), (d), (e), (f), (g) and (h), to the extent such events, occurrences, state of facts, developments, effects, changes or conditions disproportionately affect IASIS or its Subsidiaries as compared to other Persons engaged in the same industry; or (ii) irrevocably prevents the satisfaction of the conditions set forth in Section 6.2 of this Agreement.

“IASIS Parties” shall have the meaning set forth in the preamble of this Agreement.

“IASIS Parties’ Representative” shall have the meaning set forth in Section 9.1.

“IASIS Related Parties” shall have the meaning set forth in Section 7.2(c).

“Improvements” means all buildings, improvements, structures and Fixtures located on the Owned Land (either on the date of this Agreement or on the Closing Date), including without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called “infrastructure” improvements.

“Indebtedness” shall mean (i) any indebtedness of any of the IASIS Parties for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto, (ii) any indebtedness of any of the IASIS Parties evidenced by a note, bond, debenture or other similar security, (iii) any indebtedness referred to in clauses (i) through (ii) above of any Person which is either guaranteed by, or secured by an Encumbrance upon any property or asset owned by, any of the IASIS Parties.

“Individual Purchase Price” shall have the meaning set forth in Section 1.7.

“Insurance License” shall have the meaning ascribed thereto in the Merger Agreement.

“Knowledge” or “Knowledge of the IASIS Parties” shall mean with respect to the IASIS Parties, the actual knowledge of Carl Whitmer, John Doyle, Phil Mazzuca, Michael Uchrin, Bryanie Swilley (Eastern Market President), Larry Hancock (Western Market President) and Eric Paul (Arizona Market President), after reasonable inquiry of their direct reports (provided, that each will have made reasonable inquiry of the hospital presidents who report directly to him, including confirmation that each such hospital president has submitted its most recent quarterly certification in accordance with IASIS policy).

“Land” shall have the meaning set forth in the recitals of this Agreement.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, order, judgment or decree, administrative order or decree or administrative or judicial decision, including common law.

“Lease Terminations” shall have the meaning set forth in the recitals of this Agreement.

“Leased Real Property” shall have the meaning set forth in the recitals of this Agreement.

“Liability” mean any and all debts, liabilities, expenses, commitments, obligations, actions and damages of any kind, character or description, whether direct or indirect, contingent or absolute, matured or unmatured, accrued or not accrued, asserted or not asserted, known or unknown, disputed or undisputed, joint or several, secured or unsecured, liquidated or unliquidated, determined, determinable or otherwise, whenever or however arising (including whether arising under any Law, Litigation or Order and those arising under any Contracts), in each case that would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liability Limitation” shall have the meaning set forth in Section 7.2(c).

“Licenses” shall mean all licenses, permits, franchises, certificates and certifications, approvals, exemptions, classifications, registrations and other similar documents and authorizations exclusively related to the Owned Real Property (but excluding those licenses related to the operation of the Facilities, including, without limitation, Healthcare Licenses) and issued by any Governmental Body, and applications, amendments and modifications of any of the foregoing.

“Limited Guaranty” shall have the meaning set forth in the recitals of this Agreement.

“Litigation” shall mean any claim, demand, citation, action, arbitration, suit, litigation, complaint, proceeding or investigation of any kind whatsoever, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Body.

“made available” or words of similar import means materials posted to the “Ignite VDR” data room on merrillcorp.com and accessible to the MPT Parties on or before 12:00 p.m. Central Time at least three (3) Business Days immediately preceding the date of this Agreement.

“Marketing Period” shall mean the first period of fifteen (15) consecutive Business Days after the date of this Agreement (1) commencing on the date the IASIS Parties shall have delivered to the MPT Parties the Required Information and (2) as of the first day and throughout such fifteen (15) consecutive Business Day period, the IASIS Parties’ independent accountants shall not have withdrawn any audit opinion with respect to any year-end audited financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence until the time at which, as applicable, an unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by the IASIS Parties’ independent accountants or another independent registered accounting firm reasonably acceptable to the MPT Parties; provided, that the Marketing Period shall end on any earlier date that is the date on which the full proceeds to be provided to the MPT Parties by the Debt Financing are made available to Steward to complete the Merger; provided, futher that the entirety of the Marketing Period shall occur prior to August 21, 2017 or after September 5, 2017 and on or prior to December 22, 2017 or on or after January 2, 2018, and any day from and including June 30, 2017 to July 4, 2017, November 23, 2017, November 24, 2017 and any day from and including December 18, 2017 to January 2, 2018 shall not be deemed a Business Day for purposes of the Marketing Period. If the IASIS Parties shall in good faith believe they have provided the Required Information, they may deliver to the MPT Parties a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced as of the delivery date indicated in such written notice unless the MPT Parties in good faith reasonably believe the IASIS Parties have not completed the delivery of the Required Information and, within two (2) Business Days after the delivery of such notice by the IASIS Parties, deliver a written notice to the IASIS Parties to that effect (stating with specificity which Required Information the IASIS Parties has not delivered); provided, that it is understood that the delivery of such written notice from the MPT Parties to the IASIS Parties will not prejudice the IASIS Parties’ right to assert that the Required Information has in fact been delivered.

“Master Agreement” means that certain (Project Ignite) Master Agreement dated the date hereof among Steward, certain Affiliates and subsidiaries of Steward, MPT Sycamore Opco, LLC, the Buyers and certain of the Buyers’ Affiliates, pursuant to which the “MPT Parties” thereto have agreed, among other things, to fund the “Acquisition Loan” (as therein defined) and the Mortgage Financing, as modified, amended or restated from time to time.

“Material Contract” shall have the meaning ascribed thereto in the Merger Agreement.

“Medicaid” shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statute succeeding thereto.

“Medical Waste” means (i) pathological waste, (ii) blood, (iii) wastes from surgery or autopsy, (iv) dialysis waste, including contaminated disposable equipment and supplies, (v) cultures and stocks of infectious agents and associated biological agents, (vi) contaminated animals, (vii) isolation wastes, (viii) contaminated equipment, (ix) laboratory waste and (x) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals, including any substance, pollutant, material or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq.

“Medicare” shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

“Merger Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Merger Sub” shall have the meaning set forth in the recitals of this Agreement.

“Monetary Encumbrance” shall mean any mortgage, deed of trust or similar security instrument filed or recorded against the Owned Real Property to secure indebtedness of any of the IASIS Parties for borrowed money, other than any Monetary Encumbrances that will be satisfied, discharged or paid off in connection with the Closing under this Agreement and the Merger Agreement.

“Mortgage Financing” means the mortgage financing pursuant to the Master Agreement in the amount of Seven Hundred Million and No/100 Dollars ($700,000,000) to be provided by MPT or its Affiliates to certain Subsidiaries of Steward immediately following the closing under the Merger Agreement.

“Mortgage Transactions” means the Mortgage Financing to be provided by MPT or its Affiliates pursuant to the Master Agreement.

“Most Recent Balance Sheet” shall have the meaning as set forth in Section 2.6(a).

“Most Recent Balance Sheet Date” shall have the meaning as set forth in Section 2.6(a).

“MPT” shall have the meaning set forth in the recitals of this Agreement.

“MPT-IASIS Leases” means, collectively: (i) that certain Lease Agreement, dated September 26, 2013, by and between MPT of Mesa, LLC, as landlord, and Mountain Vista Medical Center, LP, as tenant, (ii) that certain Lease Agreement, dated September 26, 2013, by and between MPT of West Monroe, LLC, as landlord, and IASIS Glenwood Regional Medical Center, LP, as tenant, (iii) that certain Lease Agreement, dated September 26, 2013, by and between MPT of Port Arthur, LLC, as landlord, and The Medical Center of Southeast Texas, LP, as tenant, and (iv) that certain Second Amended and Restated Pioneer Hospital Lease, dated September 26, 2013, by and between MPT of West Valley City, LLC, as landlord, and Jordan Valley Medical Center, LP, as tenant, as each of the same has been amended, modified or supplemented from time to time.

“MPT Leased Land” shall have the meaning set forth in the recitals of this Agreement.

“MPT Material Adverse Effect” shall have the meaning set forth in Section 3.1.

“MPT Parties” shall have the meaning set forth in the preamble of this Agreement.

“MPT Real Property” shall have the meaning set forth in the recitals of this Agreement.

“MPT Representative” shall have the meaning as set forth in Section 9.2.

“OFAC” shall have the meaning as set forth in Section 2.9(a).

“Optional Properties” shall have the meaning set forth in Section 5.11(b).

“Options” shall have the meaning ascribed thereto in the Merger Agreement.

“Orders” shall have the meaning ascribed thereto in the Merger Agreement.

“Ordinary Course of Business” means, with respect to the Owned Real Property, the ordinary course of business of the IASIS Parties consistent with past practice.

“Owned Land” shall have the meaning set forth in the recitals of this Agreement.

“Owned Real Property” shall have the meaning set forth in the recitals of this Agreement.

“Parties” shall have the meaning set forth in the preamble of this Agreement.

“Patriot Act” shall have the meaning as set forth in Section 2.9(a).

“Permit” shall have the meaning ascribed thereto in the Merger Agreement.

“Permitted Encumbrance” shall mean (a) any Encumbrance for or arising from Taxes, assessments or other governmental charges not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and, in each case, for which appropriate reserves have been established in accordance with GAAP; (b) any Encumbrance of any landlord, carrier, warehouseman, mechanic, construction contractor or materialman or any like Encumbrance arising in the Ordinary Course of Business for sums or liabilities that are not yet due or delinquent or are being contested in good faith and, in each case, for which appropriate reserves have been established in accordance with GAAP; (c) restrictions, easements, rights of way, covenants, conditions, encumbrances, defects, imperfections of title, and other similar matters, so long as such matters do not, collectively or individually, materially and adversely interfere with the use and operations of the Facilities in a manner consistent with the current use by the Sellers; (d) matters set forth in the Title Commitments (excluding Monetary Encumbrances); (e) encroachments, if any, on any street or highway, provided that the same do not materially and adversely interfere with the use and operations of the Facilities in a manner consistent with the current use by the Sellers; (f) matters disclosed on the Surveys; (g) the right of a licensee, sublicensee, lessee or sublessee under any Contract, Tenant Lease or Collateral Lease, as licensee, sublicensee, lessee or sublessee only; (h) zoning, building codes, entitlements and other land use Laws and environmental regulations regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property; (i) Encumbrances granted under or securing the existing Credit Facilities, provided that the same are removed or discharged at Closing in accordance with this Agreement, (j) Encumbrances, claims or title exceptions caused by or resulting from the acts of the MPT Parties, (k) Encumbrances or exceptions that the Title Company is willing to insure over at a de minimus cost to the MPT Parties (or which is paid for by the IASIS Parties), (l) other Encumbrances, if any, that, individually or in the aggregate, do not materially and adversely interfere with the use and operations of the Facilities in a manner consistent with the current use by the Sellers; and (m) other matters, encumbrances and defects that are otherwise expressly approved by the MPT Parties in writing.

“Person” shall mean an individual, a corporation, a limited liability company, a general or limited partnership, an unincorporated association, a joint venture, a Governmental Body or another entity or group.

“Plan” shall have the meaning ascribed thereto in the Merger Agreement.

“Prohibited Amendment” shall have the meaning set forth in Section 5.8(a)(i).

“Property Documents” shall have the meaning as set forth in Section 1.1.

“Public Taking” shall have the meaning set forth in Section 2.11(e).

“Purchase Price” shall have the meaning set forth in Section 1.3.

“Real Property” shall have the meaning set forth in the recitals of this Agreement.

“Representatives” shall mean the respective stockholders, directors, officers, members, managers, employees, affiliates, agents, investment bankers, financial advisors, attorneys, accountants, advisors, brokers, finders, consultants or representatives of the MPT Parties, the IASIS Parties, or any of their respective Affiliates, as the case may be.

“Required Information” shall have the meaning ascribed thereto in the Merger Agreement.

“Reverse Termination Fee” shall have the meaning as set forth in Section 7.2(b).

“RSU Awards” shall have the meaning ascribed thereto in the Merger Agreement.

“Sales” shall have the meaning set forth in the recitals of this Agreement.

“Sellers” shall have the meaning set forth in the preamble of this Agreement.

“Steward” shall have the meaning set forth in the recitals of this Agreement.

“Subsidiary” shall mean any entity in which a majority of the outstanding capital stock, voting power or other equity interests (the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such entity) is owned directly or indirectly by IASIS and/or another Subsidiary of IASIS.

“Surveys” means “as-built” ALTA surveys obtained by the MPT Parties by an engineer or surveyor licensed in the State(s) in which the Real Property is located.

“Taxes” shall mean all income, gross receipts, excise, property, sales, gain, use, license, capital stock, transfer, franchise, payroll, employment, withholding, social security (or similar), occupation, premium, windfall profits, customs duties, profits, unemployment, disability, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever, including any interest, penalties or additions attributable thereto, whether disputed or not.

“Tax Returns” shall mean any return, report, information return or other similar document required to be filed with any Governmental Body with respect to Taxes.

“Tenant Leases” shall have the meaning set forth in the Section 2.11(h).

“Termination Date” shall have the meaning as set forth in Section 7.1.

“Termination of Lease Agreements” shall have the meaning set forth in EXHIBIT C.

“Title Commitments” means the title commitments issued by the Title Company to the applicable MPT Parties.

“Title Company” means First American Title Insurance Company.

“Title Policies” means the ALTA owner’s title insurance policies issued by the Title Company to the applicable MPT Parties, at the MPT Parties’ expense.

“Transactions” shall have the meaning set forth in the recitals of this Agreement. For the avoidance of doubt, for purposes of this Agreement Transactions shall not include the transactions contemplated under the Merger Agreement.

“Transaction Documents” means, collectively, this Agreement and each other agreement entered into or document delivered pursuant to this Agreement, including the Deeds. For the avoidance of doubt, neither the Merger Agreement nor any Ancillary Documents (as defined in the Merger Agreement) shall be a Transaction Document for purposes of this Agreement.

“Transfer Taxes” shall have the meaning set forth in the Merger Agreement.

“Treasury Regulation” shall have the meaning set forth in the Merger Agreement.

“Unallocated Parcels” shall mean those parcels of real property identified on Schedule 2 as “Unallocated Parcels”.

“Updated Solvency Opinion” shall have the meaning set forth in the Merger Agreement.

“Upstream Transactions” shall have the meaning as set forth in Section 1.3.

“Warranties” means all warranties and guaranties exclusively relating to any of the Owned Real Property or Acquired Assets, whether express or implied, which any of IASIS or Sellers now holds or under which any of them is the beneficiary.

“Zoning Reports” shall have the meaning ascribed thereto in the Merger Agreement